UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Donaldson Company, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DONALDSON COMPANY, INC.
1400 West 94th Street
Minneapolis, Minnesota 55431-2370
www.donaldson.com
NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

TIME:	1:00 p.m. (local time) on Friday, November 17, 2017

HOW TO ATTEND:
You may attend the meeting and vote your shares electronically as part of our virtual meeting of stockholders by visiting www.virtualshareholdermeeting.com/DCI2017. The meeting will be completely virtual. You will need the control number that is printed in the box marked by the arrow on your Notice Regarding the Availability of Proxy Materials or proxy card to enter the Annual Meeting. We recommend that you log in at least fifteen minutes before the meeting to ensure that you are logged in when the meeting starts.

ITEMS OF BUSINESS:	(1)	The election of three directors;

	(2)	A non-binding advisory vote to approve the compensation of our Named Executive Officers;

	(3)	A non-binding advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers;

	(4)	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2018; and

	(5)	Any other business that properly comes before the meeting.

RECORD DATE:	You may vote if you are a stockholder of record at the close of business on September 20, 2017.

PROXY VOTING:
It is important that your shares be represented and voted at the Annual Meeting. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials you received for the Annual Meeting. If you received paper copies of the proxy materials, instructions on the different ways to vote your shares are found on the enclosed proxy card. You should vote by proxy even if you plan to attend the Annual Meeting. Your support is appreciated, and you are cordially invited to attend the Annual Meeting.

PLEASE PROMPTLY VOTE YOUR PROXY TO SAVE US THE EXPENSE OF ADDITIONAL SOLICITATION.

Notice of Internet Availability of Proxy Materials for the stockholder meeting to be held on November 17, 2017: Our 2017 Proxy Statement and our Fiscal 2017 Annual Report to Stockholders are available at www.proxyvote.com.

By Order of the Board of Directors

Amy C. Becker
Secretary
Dated: October 3, 2017

i

ITEM 2: NON-BINDING ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	50
Board Recommendation	50
ITEM 3: NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	51
Board Recommendation	51
ITEM 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	51
Board Recommendation	51

ii

DONALDSON COMPANY, INC.
1400 West 94th Street
Minneapolis, Minnesota 55431-2370

PROXY STATEMENT Mailing Date: October 3, 2017

PROPOSALS YOU ARE ASKED TO VOTE ON

Item 1: Election of Directors
Two current directors, Tod E. Carpenter and Ajita G. Rajendra, and one new director nominee, Pilar Cruz, are recommended for election to the Board of Directors at the Annual Meeting. Information on the nominees is provided on pages 8-9. Directors are elected for a three-year term so that approximately one-third are elected at each Annual Meeting of Stockholders.
The Board of Directors unanimously recommends a vote FOR the election of each director nominee.

Item 2:    Non-Binding Advisory Vote to Approve the Compensation of our Named Executive Officers
As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is providing our stockholders with an advisory (non-binding) vote on the compensation of our Named Executive Officers as disclosed in this Proxy Statement.
The Board of Directors unanimously recommends a vote FOR the compensation of our Named Executive Officers described in this Proxy Statement.

Item 3:    Non-Binding Advisory Vote on the Frequency of future Advisory Votes on the Compensation of our Named Executive Officers
As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is providing our stockholders with an advisory (non-binding) vote on the frequency with which our stockholders shall have future advisory votes on the compensation of our Named Executive Officers.
The Board of Directors unanimously recommends a vote for every 1 YEAR as the frequency with which stockholders are provided an advisory vote on the compensation of the Named Executive Officers.

Item 4: Ratification of the Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending July 31, 2018, and is requesting ratification by the stockholders.
The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2018.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive this Proxy Statement?
Because the Board of Directors of the Company is soliciting proxies for use at the Annual Meeting to be held on November 17, 2017 and you were a Donaldson stockholder as of the close of business on the record date of September 20, 2017. Only stockholders of record are entitled to vote at the Annual Meeting and the Board of Directors is soliciting your proxy to vote at the meeting. We had 129,904,887 shares of common stock outstanding as of the close of business on the record date. Each share entitles its holder to one vote, and there is no cumulative voting.
This Proxy Statement summarizes the information you need to know to vote. We first mailed or otherwise made available to stockholders the Proxy Statement and form of proxy on or about October 3, 2017.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this Proxy Statement and our Fiscal 2017 Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. Such notice also instructs you as to how you may submit your proxy on the internet. By accessing and reviewing the proxy materials on the internet, you will save us the cost of printing and mailing these materials to you and reduce the impact of such printing and mailing on the environment. However, if you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting such materials provided in the Notice of Internet Availability of Proxy Materials.
SEC rules allow us to deliver a single copy of an annual report, proxy statement, or Notice of Internet Availability of Proxy Materials to two or more stockholders that share the same household address. If you received multiple copies and would like to receive only one copy per household in the future, or if you received only one copy and would like to receive multiple copies in the future, you should contact your bank, broker or other nominee record holder, or, if you are a record holder, contact Amy Becker, Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299 or call 952-887-3984.

What am I voting on, what does the Board recommend and what vote is required to approve each item?
The table below summarizes the proposals that will be voted on, the vote required to approve each item, voting options, how votes are counted and how the Board recommends you vote:

Proposal	Vote Required	Voting Options	Board Recommendation(1)	Broker Discretionary Voting Allowed(2)	Impact of Abstention
Item 1: Election of three directors	Majority of votes cast-"FOR" votes must exceed 50% of the number of votes cast, and the votes cast include votes to withhold authority(3)	"FOR" "WITHHOLD"	"FOR"	No	N/A
Item 2: A non-binding advisory vote on the compensation of our Named Executive Officers	We will consider our stockholders to have approved, on an advisory basis, the compensation of our Named Executive Officers if more shares are voted “FOR” than “AGAINST”	"FOR" "AGAINST" "ABSTAIN"	"FOR"	No	None
Item 3: A non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our Named Executive Officers	We will consider our stockholders to have selected, on an advisory basis, the frequency alternative that receives the most votes	"1 YEAR” “2 YEARS” “3 YEARS” "ABSTAIN"	"1 YEAR"	No	None
Item 4: Ratification of the appointment of our independent registered public accounting firm for the fiscal year ending July 31, 2018	Affirmative vote of a majority of the shares entitled to vote and represented at the meeting or by proxy	"FOR" "AGAINST" "ABSTAIN"	"FOR"	Yes	"AGAINST"
___________

(1)
If you do not specify on your returned proxy card, or through the telephone or internet prompts, how you want to vote your shares, your shares will be voted in accordance with the Board recommendation above.

(2)
If you hold shares in street name and do not provide voting instructions to your broker, your broker will not vote your shares on any proposal where the broker does not have discretionary authority to vote. In such a situation, the shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to the matter requiring discretionary authority. New York Stock Exchange ("NYSE") rules permit brokers discretionary authority to vote on Item 4 if they do not receive instructions from the street name holder of the shares. As a result, if you do not vote your street name shares, your broker has authority to vote on Item 4 on your behalf.

(3)	The vote described above applies for the election of directors in uncontested director elections. Directors will be elected by a plurality vote at a meeting if:

•
The Secretary receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees set forth in our Bylaws; and

•	Such nomination has not been withdrawn by such stockholder prior to the 10th day preceding the date the Company first mails its notice of meeting to our stockholders.

We use an independent inspector of elections, Broadridge Investor Communication Solutions, Inc., to tabulate the votes received.

How do I vote my shares?
If you are a stockholder of record you may vote using any ONE of the following methods:

•	VOTE BY PHONE TOLL FREE 1-800-690-6903

•	VOTE BY INTERNET - www.proxyvote.com

•	VOTE BY PROMPTLY COMPLETING, SIGNING AND MAILING YOUR PROXY CARD

•	VOTE BY CASTING YOUR VOTE ONLINE during the virtual annual meeting through the link, www.virtualshareholdermeeting.com/DCI2017.
You will need the control number that is printed in the box marked by the arrow on your Notice Regarding the Availability of Proxy Materials or your proxy card to enter the Annual Meeting. We recommend that you log in at least fifteen minutes before the meeting to ensure that you are logged in when the meeting starts.

How do I vote if I hold stock through a Donaldson employee benefit plan?
We have added the shares of common stock held by participants in Donaldson’s employee benefit plans to the participants’ other holdings shown on their proxy materials. Donaldson’s employee benefit plans are the Employee Stock Ownership Plan, the PAYSOP, and the Donaldson Company, Inc. Retirement Savings Plan (the “401(k) Plan”).
If you hold stock through Donaldson’s employee benefit plans, voting your proxy using one of the first three methods above also serves as confidential voting instructions to the plan trustee, Fidelity Management Trust Company (“Fidelity”). Fidelity also will vote the shares allocated to individual participant accounts for which it has not received instructions, as well as shares not so allocated, in the same proportion as the directed shares are voted. Fidelity will vote your employee benefit plan shares as directed by you provided that your proxy vote is RECEIVED BY NOVEMBER 16, 2017.
If you participate in the Donaldson Dividend Reinvestment Program or in the Donaldson Employee Stock Purchase Program administered by the transfer agent, your shares in those programs have been added to your other holdings and are included in your proxy materials.

How do I vote my shares held in “street name” in a brokerage or bank account?
If your shares are held in “street name” in a brokerage or bank account in your broker’s name, you should follow the voting directions provided by your broker or nominee. If you do so, your broker or nominee will vote your shares as you have directed.

What does it mean if I receive more than one proxy card?
It means that you have multiple accounts with banks or stockbrokers or with the transfer agent.
PLEASE VOTE ALL OF YOUR SHARES.

What if I change my mind after I vote my shares?
If you are a stockholder of record you can revoke your proxy at any time before it is voted at the meeting by:

•	Sending written notice of revocation to our Secretary;

•	Submitting a properly signed proxy card with a later date;

•	Voting by telephone or internet at a time following your prior telephone or internet vote; or

•	Voting online during the virtual meeting as described above.
If your shares are held in a brokerage account in your broker’s name (street name), you should contact your broker or nominee for information on how to revoke your voting instructions and provide new voting instructions.

How many shares must be present to hold the meeting?
At least a majority of the shares outstanding as of the record date must be present to establish a quorum, which is necessary for the meeting to be valid. We will count you as present if you:

•	Have properly voted your proxy by telephone, internet, or mailing of the proxy card;

•	Are present by attending the virtual meeting; or

•	Hold your shares in street name (as discussed above) and your broker uses its discretionary authority to vote your shares on Item 4.

How will voting on any other business be conducted?
We do not know of any business to be considered at the 2017 Annual Meeting of Stockholders other than the proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, your shares will be voted by the holders of the proxies in their discretion.

Who may attend the meeting?
All Donaldson stockholders of record as of the close of business on September 20, 2017, may attend.

Where do I find the voting results of the meeting?
We will publish the voting results in a Form 8-K to be filed with the SEC within four business days of the meeting.

How do I submit a stockholder proposal?
If you wish to include a proposal in the Company’s Proxy Statement for its 2018 Annual Meeting of Stockholders, you must submit the proposal in writing so that it is received no later than June 5, 2018. Please send your proposal to Amy Becker, Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.
Under our Bylaws, if you wish to nominate a director or bring other business before the stockholders at our 2018 Annual Meeting without having your proposal included in our Proxy Statement:

•	You must notify the Secretary in writing between July 20, 2018 and August 19, 2018.

•
Your notice must contain the specific information required in our Bylaws. If you would like a copy of our Bylaws, we will send you one without charge. Please send your written request to the Secretary at the address shown above.

Who pays for the cost of proxy preparation and solicitation?
The Company pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail, email, and the internet. In addition, our directors, officers, and other employees may solicit proxies by email, telephone, facsimile, or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

SECURITY OWNERSHIP

The following table sets forth information as to entities that have reported to the SEC or have otherwise advised the Company that they are a “beneficial owner,” as defined by the SEC’s rules and regulations, of more than 5% of the outstanding common stock of the Company based on the number of shares of common stock outstanding on September 20, 2017.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
State Farm Mutual Automobile Insurance Company	12,372,156(1)	9.5
One State Farm Plaza
Bloomington, IL 61710

The Vanguard Group	11,222,408(2)	8.6
100 Vanguard Boulevard
Malvern, PA 19355

BlackRock, Inc.	9,876,736(3)	7.6
55 East 52nd Street
New York, NY 10055

State Street Corporation	6,960,625(4)	5.4
State Street Financial Center
One Lincoln Street
Boston, MA 02111
_______________

(1)
Based on information provided in a Schedule 13G jointly filed with the SEC on January 23, 2017 by State Farm Mutual Automobile Insurance Company, an insurance company (“Auto Company”), and certain of its subsidiaries and affiliates. Auto Company reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 6,054,000 shares; State Farm Life Insurance Company, an insurance company (“SFLIC”), reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 609,600 shares; State Farm Investment Management Corp., an investment adviser and registered transfer agent (“SFIMC”), reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 1,044,530 shares; State Farm Insurance Companies Employee Retirement Trust (“SF Retirement Trust”) reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 3,425,153 shares; and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees (“SF Thrift Plan”) reported that it has sole power to vote or direct the vote of and sole power to dispose of or direct the disposition of 1,238,873 shares. Auto Company is the parent company of multiple wholly owned insurance company subsidiaries, including SFLIC. Auto Company is also the parent company of SFIMC. SFIMC serves as transfer agent and investment adviser to three Delaware business trusts that are registered investment companies. Auto Company also sponsors SF Retirement Trust and SF Thrift Plan, two qualified retirement plans, for the benefit of its employees. Auto Company has established an investment department that is directly or indirectly responsible for managing or overseeing the management of the investment and reinvestment of assets owned by each entity that has joined in filing the Schedule 13G. The investment department is responsible for voting proxies or overseeing the voting of proxies related to the shares of each entity that joined in the filing. Each insurance company included in the filing and SFIMC have established an investment committee that oversees the activities in managing that firm’s assets and the trustees of the qualified plans perform a similar role in overseeing the investment of each plan’s assets. Each of the reporting persons expressly disclaims beneficial ownership as to all shares as to which such person has no right to receive the proceeds of sale of the shares and disclaims that it is part of a group.

(2)
Based on information provided in a Schedule 13G/A filed with the SEC on February 9, 2017 by The Vanguard Group, Inc., an investment adviser (“Vanguard”). Vanguard reported that it has sole power to vote 76,026 shares, shared power to vote 14,230 shares, sole power to dispose of 11,138,348 shares and shared power to dispose of 84,060 shares. Each of Vanguard Fiduciary Trust Company (“Vanguard Trust”) and Vanguard Investments Australia, Ltd. (“Vanguard Investments”) are wholly owned subsidiaries of Vanguard. Vanguard Trust is the beneficial owner of 69,830 shares, as a result of its service as investment manager of collective trust accounts, and Vanguard Investments is the beneficial owner of 20,426 shares, as a result of its serving as investment manager of Australian investment offerings.

(3)
Based on information provided in a Schedule 13G/A filed with the SEC on January 23, 2017 by BlackRock, Inc., a parent holding company ("BlackRock"). BlackRock reported that it has sole power to vote or direct the vote of 9,361,635 shares and sole power to dispose of or direct the disposition of 9,876,736 shares.

(4)
Based on information provided in a Schedule 13G filed with the SEC on February 9, 2017 by State Street Corporation, a parent holding company, together with certain of its direct or indirect subsidiaries (“State Street”). State Street reported that it had shared power to vote or direct the vote of and shared power to dispose or direct the disposition of 6,960,625 shares.

The following table shows information regarding the beneficial ownership of the Company’s common stock beneficially owned, as of September 6, 2017, by each director, nominee for director, each of the Named Executive Officers (“NEOs” as identified on page 24) and all current executive officers (“Officers”) and directors as a group. The shares listed in the table as beneficially owned include (i) shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares; (ii) deferred stock units that have vested and been deferred, as to which the beneficial owner has no voting or investment power; and (iii) shares subject to options exercisable within 60 days of September 6, 2017. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner, and the shares are not subject to any pledge.

Name of Beneficial Owner	Total Amount and Nature of Beneficial Ownership of Common Stock (1)(2)(3)	Percent of Common Stock	Deferred Stock Units Included in Total Amount Column (3)	Exercisable Options Included in Total Amount Column
Employee Director and Named Executive Officers
Amy C. Becker	66,045	*	0	43,334
Tod E. Carpenter	360,735	*	0	279,767
Scott J. Robinson	15,900	*	0	8,000
Thomas R. Scalf	63,369	*	0	49,667
Jeffrey E. Spethmann	47,684	*	0	33834
Non-Employee Directors and Nominee
Andrew Cecere	32,357	*	0	30,567
Pilar Cruz	0	*	0	0
Michael J. Hoffman	126,248	*	0	98,967
Douglas A. Milroy	5,701	*	0	4,367
Jeffrey Noddle	212,806	*	0	113,367
Willard D. Oberton	112,714	*	0	98,967
James J. Owens	41,023	*	0	37,767
Ajita G. Rajendra	84,637	*	0	70,167
Trudy A. Rautio	20,615	*	0	15,567
John P. Wiehoff	143,907	*	0	98,967
Current Directors and Officers as a Group	1,421,464	*	0	1,052,140
______________
*Indicates less than 1% of our outstanding common stock

(1)
Includes all beneficially owned shares, including restricted shares, shares for non-employee directors held in trust, shares underlying the units listed under the Deferred Stock Units column and the shares underlying options exercisable within 60 days, as listed under the Exercisable Options column.

(2)
Includes the following shares held in the Employee Stock Ownership and Retirement Savings Plan trust: Ms. Becker, 6,701 shares; Mr. Carpenter, 8,978 shares; Mr. Robinson, 288 shares; Mr. Scalf, 6,275 shares; Mr. Spethmann, 1,175 shares; and all Directors and Officers as a Group, 23,696 shares. Voting of shares held in the Employee Stock Ownership and Retirement Savings Plan trust is passed through to the participants. Also includes the following shares held in the Deferred Compensation and 401(k) Excess Plan trust: Ms. Becker, 257 shares; Mr. Carpenter, 4,247 shares; Mr. Robinson, 112 shares; Mr. Scalf, 1,033 shares; Mr. Spethmann, 0 shares; and all Directors and Officers as a Group, 5,656 shares. Voting of shares held in the Deferred Compensation and 401(k) Excess Plan trust is passed through to the participants.

(3)
Includes the following shares held in the non-employee director’s deferred stock account trust: Mr. Cecere, 1,790 shares; Ms. Cruz, 0 shares; Mr. Hoffman, 27,281 shares; Mr. Milroy, 734 shares; Mr. Noddle, 50,111 shares; Mr. Oberton, 11,747 shares; Mr. Owens, 3,256 shares; Mr. Rajendra, 14,270 shares; Ms. Rautio, 5,048 shares; Mr. Wiehoff, 44,540 shares; and all Directors and Officers as a Group, 158,777 shares. Voting of shares held in the deferred stock account trust is passed through to the participants.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and Officers to file initial reports of ownership and reports of changes in ownership with the SEC. To the Company’s knowledge, based on a review of copies of such forms and representations furnished to the Company during fiscal 2017, all Section
16(a) filing requirements applicable to the Company’s Directors and Officers were satisfied, except that Jeffrey E. Spethmann filed one late Form 4 to report an open market purchase of Company common stock.

ITEM 1: ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board of Directors shall consist of not less than 3 nor more than 15 directors and that the number of directors may be changed from time to time by the affirmative vote of a majority of the directors. The Board of Directors currently consists of 10 directors. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each Annual Meeting of Stockholders.
The directors with terms expiring at the 2017 Annual Meeting of Stockholders are Tod E. Carpenter, Jeffrey Noddle and Ajita G. Rajendra. Mr. Noddle is not standing for re-election when his term ends. The Board has nominated Pilar Cruz as a nominee for election to the Board. Ms. Cruz is standing for election by stockholders for the first time at the Annual Meeting. Ms. Cruz was identified as a candidate by a non-employee director on the Board. The Corporate Governance Committee performed a thorough evaluation of Ms. Cruz’s qualifications following the Company’s specific guidelines and qualification standards prior to nominating her for election to the Board. The Corporate Governance Committee and the Board of Directors reviewed and considered the qualifications and service of Messrs. Carpenter and Rajendra and approved their nomination to stand for re-election to the Board.
Each of the nominees has agreed to serve as a director if elected. The Board of Directors has no reason to believe that any of the nominees will be unavailable or unable to serve, but in the event a nominee is not a candidate at the meeting, the persons named in the proxy intend to vote in favor of the remaining nominee or nominees and such other person or persons, if any, as they may determine.

Board Recommendation
The Board of Directors recommends that stockholders vote FOR the election of Tod E. Carpenter, Pilar Cruz and Ajita G. Rajendra for three-year terms expiring in 2020.

Information Regarding Directors
The director nominees and the directors whose term in office will continue after the meeting have provided information about themselves in the following section. SEC rules require us to discuss briefly the specific experience, qualifications, attributes, or skills that led the Board to conclude that each director nominee and director should serve on our Board of Directors. This discussion is provided in a separate paragraph following each director’s biography in the following sections.

Directors with Terms Expiring in 2017

Tod E. Carpenter
Age - 58 Director since 2014 Committees: None

Biography
President and Chief Executive Officer (2015) of the Company. Previously, Chief Operating Officer (2014-2015); Senior Vice President, Engine Products (2011-2014); Vice President, Europe and Middle East (2008-2011); and Vice President, Global Industrial Filtration Systems (2006-2008).

Qualifications
Tod Carpenter brings to the Board a wealth of general management and global leadership experience. Tod joined Donaldson in 1996. Since then, his roles have included driving strategic growth initiatives, launching innovative proprietary products, and strengthening relationships with the Company’s key global customers. Tod has a Bachelor’s Degree in Manufacturing Technology from Indiana State University and an M.B.A. from Long Beach State University. Tod currently serves on the Board of Overseers of the Carlson School of Management at the University of Minnesota.

Other Public Company Boards:  None

Pilar Cruz
Age - 46 Nominee Committees: None

Biography
Corporate Vice President, Corporate Strategy & Development (2015) of Cargill, Incorporated, a provider of food, agriculture, financial and industrial products and services. Previously, President & Business Unit Leader, Cargill Meats Europe (2013-2015); General Manager, Cargill Meats Central America (2012-2013); and Integration Manager, Cargill Meats Central America (2011-2012).

Qualifications
The Board selected Pilar Cruz as a nominee after considering her corporate strategy, management and global leadership experience. The Board believes that the experience Pilar has gained from her various roles at Cargill and her global experience will provide the Board with valuable insight with respect to strategic, operational and management matters. Pilar has a Bachelor’s Degree in Economics from Universidad de Los Andes in Bogotá, Colombia and an M.B.A. from the Ross School of Business at the University of Michigan.

Other Public Company Boards:   None

Ajita G. Rajendra
Age - 65 Director since 2010 Committees: Audit Human Resources

Biography
Chairman (2014), President and Chief Executive Officer (2013) of A.O. Smith Corporation, a global water technology company and manufacturer of residential and commercial water heating equipment. Previously, President and Chief Operating Officer (2011-2013); Executive Vice President (2006-2011); Senior Vice President (2005-2006); and President, A.O. Smith Water Products Company (2005-2011).

Qualifications
Ajita Rajendra brings to the Board his public company leadership expertise and experience in his position as President and Chief Executive Officer of A.O. Smith. Ajita has valuable manufacturing experience in various categories, including consumer durables, industrial products, and appliances. From his previous experience as the President of A.O. Smith Water Products Company, Ajita provides valuable insight to the Board on leading global businesses and negotiating acquisitions and joint ventures. Ajita is originally from Sri Lanka, received a Bachelor's degree in Chemical Engineering at the Indian Institute of Technology, Madras, India and an M.B.A. degree from Carnegie Mellon University.

Other Public Company Boards:   A.O. Smith Corporation and the Timken Company

Directors with Terms Expiring in 2018

Andrew Cecere
Age - 57 Director since 2013 Committees: Audit
Biography
President (2015) and Chief Executive Officer (2017) of U.S. Bancorp, a financial services provider. Previously, Chief Operating Officer (2016); Vice Chairman and Chief Operating Officer (2015); Vice Chairman and Chief Financial Officer (2007-2015); Vice Chairman, Wealth Management (2001-2007); Chief Financial Officer of the former U.S. Bancorp (2000-2001); and Vice Chairman of U.S. Bank (1999-2000).

Qualifications
Andy Cecere brings to the Board his valuable financial and management experience as President and Chief Executive Officer, and former Vice Chairman, Chief Operating Officer, and Chief Financial Officer, of U.S. Bancorp, the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. U.S. Bank provides banking, brokerage, insurance, investment, mortgage, trust, and payment services products to consumers, businesses, and institutions. Andy has over 30 years of experience with U.S. Bancorp, including serving as Vice Chairman of Wealth Management and leading key banking, trust, insurance, and advisory businesses. He serves on U.S. Bancorp’s Managing Committee. Andy currently serves on the Board of Overseers of the Carlson School of Management at the University of Minnesota. Andy has a Bachelor’s degree in Business Administration and Finance from the University of St. Thomas and an M.B.A. degree from the Carlson School of Management at the University of Minnesota.

Other Public Company Boards:   U.S. Bancorp

James J. Owens
Age - 53 Director since 2013 Committees: Corporate Governance Human Resources

Biography
President and Chief Executive Officer (2010) of H.B. Fuller Company, a leading global adhesives provider. Previously, Senior Vice President, Americas (2010) and Senior Vice President, North America (2008-2010).

Qualifications
Jim Owens brings to the Board his extensive experience and expertise in global manufacturing businesses. He spent 22 years with National Starch’s adhesives business, a division of ICI (Imperial Chemical Industries Limited), in a variety of positions, including serving as Corporate Vice President and General Manager and as Vice President and General Manager of the Europe/Middle East and Africa adhesives business. Jim provides global leadership insights as well as public company Board experience. Jim currently serves on the Board of Overseers of the Carlson School of Management at the University of Minnesota. Jim has a Bachelor’s degree in Chemical Engineering from the University of Delaware and an M.B.A. degree from The Wharton School, University of Pennsylvania.

Other Public Company Boards:  H.B. Fuller Company

Trudy A. Rautio
Age - 64 Director since 2015 Committees: Audit Corporate Governance

Biography
Retired President and Chief Executive Officer (2012-2015) of Carlson, a privately held global hospitality and travel company. Previously, Executive Vice President and Chief Administrative Officer (2011-2012) and Executive Vice President and Chief Financial Officer (2005-2011).

Qualifications
Trudy Rautio brings to the Board her leadership experience in her position as the former President and Chief Executive Officer of Carlson. Prior to her appointment as CEO, Trudy served as Executive Vice President and Chief Financial and Administrative Officer and has valuable experience in various categories, including business, financial, and information technology operations. Trudy has knowledge and experience leading global businesses and operations. Trudy currently serves on the following private boards: Cargill and Securian Financial Group. Trudy is a graduate of Bemidji State University and has an M.B.A. from the University of St. Thomas. In addition, she is a Certified Public Accountant and Certified Management Accountant.

Other Public Company Boards:  Merlin Entertainments

Directors with Terms Expiring in 2019

Michael J. Hoffman
Age - 62 Director since 2005 Committees: Corporate Governance Human Resources

Biography
Chairman (2006) of The Toro Company, a provider of outdoor maintenance and beautification products. Previously, Chief Executive Officer (2005-2016); President (2004-2015); Group Vice President (2001-2004); and Vice President and General Manager (2000-2001).

Qualifications
Mike Hoffman brings to the Board his expertise as a public company leader at The Toro Company where he started in 1977 and is now Chairman of the Board. Mike adds valuable marketing and strategic planning experience working for a company that has a strongly branded identity. Mike is an experienced public company Board member having served on the Boards of Donaldson and Toro since 2005. Mike currently serves on the Board of Overseers of the Carlson School of Management at the University of Minnesota. Mike has a Bachelor’s degree in Marketing Management from the University of St. Thomas and an M.B.A degree from the University of Minnesota - Carlson School of Management.

Other Public Company Boards: The Toro Company

Douglas A. Milroy
Age - 58 Director since March 2016 Committees: Audit

Biography
Former Chairman (2014-2017) and Chief Executive Officer (2009-2017) of G&K Services, Inc., a service-focused provider of branded uniform and facility services programs. Previously, President, Direct Purchase and Business Development (2006-2009).

Qualifications
Doug Milroy brings to the Board his expertise, executive leadership experience and management of a public company. Doug has extensive global leadership experience in business-to-business organizations. Doug provides the Board valuable insight with respect to his experience with global operational, strategic and management matters. Doug has a Bachelor’s degree from the University of Minnesota and an M.B.A. from The Harvard Business School.

Other Public Company Boards: None

Willard D. Oberton
Age - 59 Director since 2006 Committees: Corporate Governance

Biography
Chairman (2014) of Fastenal Company, an industrial and construction supplies company. Previously, President and Chief Executive Officer (2015); Chief Executive Officer (2002-2014); President (2001-2012); Chief Operating Officer (1997-2002); and Executive Vice President (2000-2001).

Qualifications
Will Oberton brings to the Board strong business acumen and his expertise as a public company leader at Fastenal Company. Will served in various sales, operational, and management roles and provides valuable insight from this experience. Will was named 2006 CEO of the Year by Morningstar, Inc. Will is an experienced public company Board member having served on Donaldson’s Board since 2006 and the Fastenal Board since 1999. Will also serves on the Board of Wincraft Inc., a privately held company. Will has a Marketing degree from St. Cloud Technical and Community College.

Other Public Company Boards: Fastenal Company

Directors with Terms Expiring in 2019 (continued)

John P. Wiehoff
Age - 56 Director since 2003 Committees: Audit

Biography
Chairman (2007), Chief Executive Officer (2002), and President (1999) of C.H. Robinson Worldwide, Inc., a transportation, logistics, and sourcing company.

Qualifications
John Wiehoff brings to the Board his expertise as a public company leader at C.H. Robinson. John has significant public company financial experience, first as a CPA at a large public accounting firm and subsequently in various leadership positions in the financial organization at C.H. Robinson, including serving as its CFO prior to becoming CEO. John adds valuable supply chain, logistics, and international expertise working for a company that is a global provider of multimodal transportation services and logistics services. John is an experienced public company Board member having served on the C.H. Robinson Board since 2001, the Donaldson Board since 2003 and the Polaris Industries Board since 2007. John has a Bachelor's degree from St. John’s University.

Other Public Company Boards:  C.H. Robinson and Polaris Industries Inc.

CORPORATE GOVERNANCE

Board Oversight and Director Independence
Donaldson’s Board believes that a primary responsibility of the Board of Directors is to provide effective governance over Donaldson’s business. The Board selects the Chairman of the Board and the Chief Executive Officer and monitors the performance of senior management to whom it has delegated the conduct of the business. The Board has adopted a set of Corporate Governance Guidelines to assist in its governance, and the complete text of Donaldson’s Corporate Governance Guidelines is available on our Investor Relations website, ir.donaldson.com, under Corporate Governance - Governance Documents.
Our Corporate Governance Guidelines provide that a significant majority of our directors will be non-employee directors who meet the independence requirements of the NYSE. The Corporate Governance Guidelines also require that our Corporate Governance, Audit, and Human Resources Committees be comprised entirely of non-employee directors who meet all of the independence and experience requirements of the NYSE and SEC.
The Board has established the following independence standards consistent with the current listing standards of the NYSE for determining independence:
A director will not be considered independent if, within the preceding three years:

•	The director was an employee of Donaldson, or an immediate family member of the director was an executive officer of Donaldson;

•
The director or an immediate family member of the director has received during any 12-month period more than $120,000 in direct compensation from Donaldson (other than director and Committee fees and pension or other forms of deferred compensation for prior service);

•	An executive officer of Donaldson was on the Compensation Committee of a company that, at the same time, employed the director or an immediate family member of the director as an executive officer;

•
The director was an executive officer or employee of, or an immediate family member of the director was an executive officer of, another company that does business with Donaldson and the annual revenue derived from that business by either company exceeds the greater of (i) $1,000,000 or (ii) 2% of the annual gross revenues of such company; or

•	The director or an immediate family member of the director has been affiliated with or employed in a professional capacity by Donaldson’s independent registered public accounting firm.

The Board has evaluated the transactions and relationships between each of our non-employee directors and our director nominee and the Company, including those companies where directors or nominees serve as an officer. All transactions and relationships were significantly below the thresholds described above and all involved only the ordinary course of business purchase and sale of goods and services at companies where directors serve as an officer. The table below describes the transactions and relationships the Board considered and, in each case, the amounts involved were less than the greater of $1 million or 2% of both our and the recipient’s annual revenues:

Director / Nominee	Entity and Relationship	Transactions	% of Entity’s Annual Revenues in Each of the Last 3 years
Andrew Cecere	U.S. Bancorp
U.S. Bancorp provides commercial banking, brokerage, trust and financing services, cash management, foreign exchange, serves as a co-lead participant in our syndicated revolving credit facility (fiscal 2015 and fiscal 2017), and has served as lead placement agent for a private placement (fiscal 2015).(1)
Less than 1%
Pilar Cruz	Cargill, Incorporated	We sell products to Cargill, Incorporated.	Less than 1%
Michael J. Hoffman	The Toro Company	We sell products to The Toro Company.	Less than 1%
Douglas A. Milroy	G&K Services, Inc.	We purchase uniform and facility product rental services from G&K Services.	Less than 1%
Willard D. Oberton	Fastenal Company	We sell products to and purchase products from Fastenal Company.	Less than 1%
James J. Owens	H.B. Fuller	We sell products to and purchase products from H.B. Fuller.	Less than 1%
Ajita G. Rajendra	A.O. Smith Corporation	We sell products to A.O. Smith Corporation.	Less than 1%
John P. Wiehoff	C.H. Robinson Worldwide, Inc.	We purchase logistics services from C.H. Robinson Worldwide, Inc.	Less than 1%
___________

(1)
Our banking and borrowing relationship with U.S. Bancorp predates Mr. Cecere’s service on our Board, and Mr. Cecere has never been personally involved in the negotiation of our business terms or relationships with U.S. Bancorp, nor does he receive any special benefit related to the transactions. Our Board determined that neither the nature of our relationship with U.S. Bancorp nor the amount of payments was material to either us or U.S. Bancorp. In fiscal 2017, we did not use U.S. Bancorp for any investment banking, consulting or advisory services.

Based on this review and the information provided in response to annual questionnaires completed by each independent director regarding employment, business, familial, compensation, and other relationships with the Company and management, the Board has determined that every director and nominee for director, (i) has no material relationship with Donaldson, (ii) satisfies all of the SEC and NYSE independence standards and our Board-approved independence standards and (iii) is independent, with the exception of Tod Carpenter who is an employee director. The Board also has determined that each member of its Corporate Governance, Audit, and Human Resources Committees is an independent director.

Policy and Procedures Regarding Transactions with Related Persons
Our Board of Directors, upon the recommendation of the Corporate Governance Committee, has adopted a written Related Person Transaction Policy. This policy delegates to our Audit Committee responsibility for reviewing, approving, or ratifying transactions with certain “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of the directors or officers of the Company, certain stockholders and members of their immediate family.
Our Related Person Transaction Policy applies to transactions that involve a related person where we are a participant and the related person has a material direct or indirect interest. Certain types of transactions have been evaluated and preapproved by the Board under the policy:

•	Any transaction in the ordinary course of business in which the aggregate amount involved will not exceed $120,000;

•	Any transaction where the related person’s interest arises solely from being a stockholder and all stockholders receive the same benefit on a pro rata basis; and

•
Any transaction with another company at which a related person’s only relationship is as an employee, director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of (i) $500,000 or (ii) 1% of that company’s or Donaldson’s total annual revenues

Board Leadership Structure
Our Corporate Governance Guidelines provide for the roles of Chairman of the Board of Directors and Chief Executive Officer ("CEO"). The Board may, but is not required to, separate the offices of Chairman of the Board and CEO. This allows the Board to exercise its judgment to determine whether the roles should be separate or combined based on the Company’s needs and the Board’s assessment of the Company’s leadership at any point in time. Our Corporate Governance Guidelines provide that, whenever the position of Chairman is not held by an independent director, the Board will appoint an independent director to serve as the Lead Director.
On August 1, 2017, the Board announced that it appointed our CEO, Mr. Carpenter, as Chairman of the Board effective at the Annual Meeting. Mr. Carpenter will replace Mr. Noddle, who is not standing for re-election at the Annual Meeting. At the same time, the Board appointed Mr. Oberton to serve as our independent Lead Director, also effective at the Annual Meeting. The Board determined to appoint Mr. Carpenter as Chairman after considering the leadership skills and experience he has gained since becoming CEO in 2015.
In considering this change in leadership, the Board and its Corporate Governance Committee considered that all directors, other than Mr. Carpenter, are independent, all committees are comprised solely of independent directors, and the Board would retain strong independent leadership through the independent Lead Director. The Lead Director’s duties include coordinating the activities of the independent directors, setting the agenda for and moderating executive sessions of the Board’s independent directors, and facilitating communications among the independent members of the Board. In performing these duties, the Lead Director is expected to consult with the Committee Chair of the appropriate Committees and solicit their participation in order to avoid diluting the authority or responsibilities of such Committee Chairs.
The independent directors meet in executive session at every Board and Committee meeting, and have the authority to ensure that the proper balance of power, authority, and transparency is maintained in all aspects of governance at the Company. We further believe that our Board leadership structure effectively supports the risk oversight function of our Board.

Risk Oversight by Board of Directors
Our Board of Directors has responsibility for the oversight of risk management. The Board, either as a whole or through its Committees, regularly discusses with management the Company’s risk assessments and risk management procedures and controls.

•
The Audit Committee has responsibility in its Charter to review the Company’s strategies, processes, and controls with respect to risk assessment and risk management and assists the Board in its oversight of risk management.

•
The Human Resources Committee has responsibility in its Charter to review and assess risk with respect to the Company’s compensation arrangements and practices, including with respect to incentive compensation.

•
The Corporate Governance Committee oversees risks associated with its areas of responsibility, including the risks associated with director and CEO succession planning, non-employee director compensation, and the Company’s corporate governance practices.

Our Board is kept abreast of the risk oversight efforts by its Committees through regular reports to the full Board by our Committee Chairs.

Meetings and Committees of the Board of Directors
There were six meetings of the Board of Directors in fiscal 2017. Each director attended at least 75% of the aggregate of all meetings of the Board and its Committees on which she or he served during the year. It is our policy that directors are expected to attend our Annual Meeting of Stockholders. Last year, all individuals then serving as directors attended the Annual Meeting of Stockholders.
The Board of Directors has three Committees:

•	Audit Committee

•	Human Resources Committee

•	Corporate Governance Committee
Each of the Board Committees has a written Charter, approved by the Board, establishing the authority and responsibilities of the Committee. Each Committee’s Charter is posted on our Investor Relations website, ir.donaldson.com, under Corporate Governance - Committee Composition. The following tables provide a summary of each Committee’s key areas of oversight, the number of meetings of each Committee during the last fiscal year, and the names of the directors serving on each Committee.

Audit Committee

Responsibilities		Number of Meetings in Fiscal 2017: 8

•	Appoints and replaces the independent registered public accounting firm and oversees its work.	Directors who serve on the Committee: John P. Wiehoff, Chair Andrew Cecere Douglas A. Milroy Ajita G. Rajendra Trudy A. Rautio

•	Pre-approves all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, including related fees.

•
Reviews with management and the independent registered public accounting firm our annual audited financial statements and recommends to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

•	Reviews with management and the independent registered public accounting firm our quarterly financial statements and the associated earnings news releases.

•
Reviews with management and the independent registered public accounting firm significant reporting issues and judgments relating to the preparation of our financial statements, including internal controls.

•	Reviews with management and the independent registered public accounting firm our critical accounting policies and practices and major issues regarding accounting principles.

•	Reviews the Company’s strategies, processes, and controls with respect to risk assessment and risk management and assists the Board in its oversight of risk management.

•	Reviews the appointment, performance, and replacement of the senior internal audit executive and reviews the CEO’s and CFO’s certification of internal controls and disclosure controls.

•	Reviews the Company’s compliance programs and procedures for the receipt, retention, and handling of complaints regarding accounting, internal controls, and auditing matters.

Human Resources Committee

Responsibilities		Number of Meetings in Fiscal 2017: 4

•	Reviews and approves the CEO’s compensation, leads an annual evaluation of the CEO’s performance, and determines the CEO’s compensation based on this evaluation.	Directors who serve on the Committee: Michael J. Hoffman, Chair Jeffrey Noddle James J. Owens Ajita G. Rajendra

•	Reviews and approves executive compensation plans and all equity-based plans.

•	Reviews and approves incentive compensation goals and performance measurements applicable to our Officers.

•	Reviews the Company’s compensation risk analysis.

•	Reviews and recommends that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and Annual Report on Form 10-K.

The Human Resources Committee has the authority to retain independent compensation consultants to assist in the analysis of our executive compensation program. The Committee has engaged an independent compensation consultant to do an annual benchmarking review of our executive compensation program and to be available for Committee meetings as needed. In March 2017, the Committee engaged Willis Towers Watson as its independent executive compensation consultant. In its capacity as a compensation consultant to the Committee, Willis Towers Watson reports directly to the Committee and the Committee retains sole authority to retain and terminate the consulting relationship. Prior to March 2017, Mercer served in the capacity of an independent executive compensation consultant to the Committee.
The review of our executive compensation program for fiscal 2017 and for fiscal 2018 was completed by Mercer and Willis Towers Watson, respectively. Below is a summary of different services provided and associated fees received by Mercer and Willis Towers Watson.

Services	Fees
Mercer
Executive compensation support prior to March 2017	$49,716
Non-executive compensation survey and support	$41,855
Actuarial, pension and other benefits-related services (1)	$292,090
Willis Towers Watson
Executive and Board compensation support beginning March 2017	$45,135
Non-executive compensation survey	$19,782
Benefits consulting and brokerage services	$127,368
___________

(1)
Actuarial, pension, and other benefits-related services are supported by other companies affiliated with Mercer whose businesses are unrelated to the provision of compensation-related consulting services. These affiliated companies have been engaged by management as the Company’s actuary since 2002.

All of the additional services performed by Mercer and Willis Towers Watson, along with their affiliated companies, were approved by management and performed at the direction of management in the ordinary course of business. In assessing the independence of Mercer and Willis Towers Watson, the Human Resources Committee considered the factors contained in the applicable SEC and NYSE rules, including the amount and nature of the additional consulting work provided to the Company by both consulting firms. The Committee concluded that no conflict of interest exists that would prevent Mercer and Willis Towers Watson from independently advising the Committee.

Corporate Governance Committee

Responsibilities		Number of Meetings in Fiscal 2017: 3

•	Reviews and establishes the process for the consideration and selection of director candidates and recommends director candidates for election to the Board.	Directors who serve on the Committee: Willard D. Oberton, Chair Michael J. Hoffman James J. Owens Trudy A. Rautio

•	Reviews and recommends the size and composition of the Board.

•	Reviews and recommends the size, composition, and responsibilities of all Board Committees.

•	Reviews and recommends policies and procedures to enhance the effectiveness of the Board, including those in the Corporate Governance Guidelines.

•	Oversees the Board’s annual self-evaluation process.

•	Reviews and recommends to the Board the compensation paid to the independent non-employee directors.

Corporate Governance Guidelines
Our Board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These guidelines address a broad range of topics, including director qualifications, director nomination processes, term limits, Board and Committee structure and process, Board evaluations, director education, CEO evaluation, CEO and management succession and development planning, and conflicts of interest. The complete text of the guidelines is available on our Investor Relations website, ir.donaldson.com, under Corporate Governance - Governance Documents.
Code of Business Conduct and Ethics
All of our directors and employees, including our CEO, CFO, and other senior management, are required to comply with our Code of Conduct to help ensure that our business is conducted in accordance with the highest standards of legal and ethical behavior. Employees are required to bring any violations and suspected violations of the code to Donaldson’s attention through management, the Company’s Compliance Committee, the Company’s legal counsel, or by using our confidential compliance helpline. Our toll-free U.S. compliance helpline number is 888-366-6031. Information on accessing the helpline from our international locations and the full text of our Code of Conduct are available on our Investor Relations website, ir.donaldson.com, under Corporate Governance - Governance Documents.
Board Composition and Qualifications
Our Corporate Governance Committee oversees the process for identifying and evaluating candidates for the Board of Directors. Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Company’s stockholders. General and specific guidelines for director selection and qualification standards are detailed in the Corporate Governance Guidelines. The Committee will consider nominations from stockholders under these standards if the nominations are timely received as described in this Proxy Statement.
Director Selection Process
The Bylaws of the Company provide that the Board of Directors shall consist of not less than 3 nor more than 15 directors and that the number of directors may be changed from time to time by the affirmative vote of a majority of the directors. The Board of Directors has currently established the number of directors constituting the entire Board at 10. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each Annual Meeting of Stockholders. Based on a recommendation from the Corporate Governance Committee, each year the Board will recommend a slate of directors to be presented for election at the Annual Meeting of Stockholders.The Corporate Governance Committee will consider candidates submitted by members of the Board, director search firms, executives, and our stockholders, and the Committee will review such candidates in accordance with our Bylaws, Corporate Governance Guidelines, and applicable legal and regulatory requirements. The Committee’s process includes the consideration of the qualities listed in the Corporate Governance Guidelines, including that directors should possess the highest personal and professional ethics, integrity, and values and be committed to representing the long-term interests of the Company’s stockholders. The Committee reviews and discusses director candidates on a regular basis at its Committee meetings. In identifying and recommending candidates for nomination by the Board as a director of Donaldson, the Committee will consider appropriate criteria, including current or recent experience as a Chairman of a Board, CEO or other senior management, business expertise, and diversity factors. Diversity is meant to be interpreted broadly. It includes race, gender, and national origin and also includes differences of professional experience, global experience, education, and other individual qualities and attributes. The Committee also will consider general criteria such as independence, ethical standards, a proven record of accomplishment, and the ability to provide valuable perspectives and meaningful oversight. Periodically, the Committee will work with one or more nationally recognized search firms to assist in identifying strong director candidates. Candidates recommended by stockholders are evaluated in accordance with the same criteria as other candidates and recommendations should be submitted by following the same procedures as required to formally nominate a candidate.
Our Bylaws provide that if a stockholder proposes to nominate a candidate at the Annual Meeting of Stockholders, the stockholder must give written notice of the nomination to our Secretary in compliance with the applicable deadline for submitting stockholder proposals for the applicable Annual Meeting. The stockholder’s notice must set forth as to each nominee all information relating to the person whom the stockholder proposes to nominate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). No stockholders submitted director nominations in connection with this year’s meeting.
Executive Sessions and Evaluations
Our independent directors meet in executive session without management present at each Board meeting. Likewise, all Board Committees regularly meet in executive session without management. The Board and each Committee conducted an evaluation of its respective performance in fiscal 2017.
Communications with Directors
The Company’s compliance helpline is in place for our employees and others to direct their concerns to the Audit Committee, on a confidential and anonymous basis, regarding accounting, internal accounting controls, and auditing matters.
In addition, we have adopted procedures for our stockholders, employees, and other interested parties to communicate directly with the members of the Board of Directors. You can communicate by writing to the Chairman of the Board, the Chair of the Audit Committee, the Chair of the Corporate Governance Committee, the independent directors as a group, or the full Board, in the care of the office of the Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.
Written communications about accounting, internal accounting controls, and auditing matters should be addressed to the Chair of the Audit Committee. Please indicate if you would like your communication to be kept confidential from management. The procedures for communication with the Board of Directors also are posted on our Investors Relations website, ir.donaldson.com, under Corporate Governance - Governance Documents.
Audit Committee Expertise; Complaint-Handling Procedures
In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the Board to meet the financial literacy requirements of the NYSE’s listing standards. The Board also has designated John Wiehoff and Andrew Cecere as Audit Committee financial experts as defined by SEC regulations.
In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention, and handling of complaints regarding accounting and auditing matters. These procedures include a means for employees to submit concerns on a confidential and anonymous basis, through the Company’s compliance helpline.

DIRECTOR COMPENSATION

Annual compensation for our non-employee directors is designed to attract and retain highly qualified leaders and to provide equity-based compensation that aligns director compensation with the long-term interests of our stockholders. Annual compensation for non-employee director compensation is comprised of board and committee retainers and a stock option grant. Additionally, our directors are subject to a stock ownership requirement which requires them to own shares equal to five times their annual retainer within five years of their election as a director. As of the end of fiscal 2017, each non-employee director who had been a director for five years had met his or her ownership requirement.
Director Compensation Process
The Corporate Governance Committee assists the Board of Directors in providing oversight on non-employee director compensation by annually reviewing competitive market data and making recommendations to the Board of Directors for its approval. The Corporate Governance Committee is assisted in performing its duties by our Human Resources Department and an independent outside executive compensation consultant. Willis Towers Watson was engaged to review our non-employee director compensation program during fiscal 2017.
Willis Towers Watson's review consisted of an analysis of competitive market data from an established peer group of companies that was used for the executive compensation review for fiscal 2017 (see the Compensation Process section of the Compensation Discussion and Analysis for additional details).
Overall, the review indicated that our non-employee director compensation program is aligned with market trends. Cash compensation is below the median of the peer group and equity compensation is above the median of the peer group. The review also concluded that modest adjustments should be made to certain of the annual committee retainers to better align with market data, which changes will be effective on January 1, 2018 and are discussed below. As part of the review, the Corporate Governance Committee also determined to distribute the value of future equity compensation in the form of stock options and restricted stock, as described in more detail below.

Director Compensation Program Elements
The non-employee director compensation program is made up of annual retainers and an annual stock option grant. The following are key characteristics of each compensation element.

Board Membership Compensation	Fiscal 2016	Fiscal 2017
Annual Retainer	$53,000	$53,000
Annual Stock Option Value	$140,000	$140,000

Annual Retainer
Non-employee directors receive an annual retainer of $53,000, of which $15,000 is automatically remitted to a deferred stock account. The number of shares of stock deferred is equal to the $15,000 remittance divided by the most recent closing stock price, which is typically the last day prior to January 1st that the NYSE is open for trading. The remainder of the annual retainer payment is typically processed on the first business day following January 1st and is paid in cash unless the director elects, prior to the year the retainer is paid, to defer all or a portion of the remaining retainer into the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors.
A non-employee director who is newly appointed to the Board during the fiscal year will receive a prorated annual retainer based on the effective date of the director’s election to the Board.
Stock Options
Non-employee directors receive an annual stock option grant with a value of $140,000 on the first business day following January 1st each year. Awards are granted under the Company's Non-qualified Stock Option Program for Non-Employee Directors. The number of options granted is determined by dividing $140,000 by the expected value of an option to purchase a share of stock using the Black Scholes option pricing method. The date of the stock option grant in fiscal 2017 was January 3, 2017. The number of options granted to each non-employee director was 13,200. The grant price is the closing stock price on the date of grant. The options have a ten-year term and are subject to a three-year vesting schedule so that one-third of the shares vest on the first, second, and third anniversaries of the grant date.
A non-employee director who is newly appointed to the Board during the fiscal year will receive a prorated stock option grant based on the number of completed months served on the Board for that year.
Effective for non-employee director compensation issued on and after January 1, 2018, directors will receive the $140,000 value of equity awards in the form of stock options and restricted stock, with the value of equity divided equally between both forms of awards. The stock options will have the same terms as the stock options granted currently, and the restricted stock will have a one-year vesting period.
Additional Annual Retainers
Non-employee directors receive the following additional annual retainers:

Non-Employee Director Compensation	Fiscal 2016	Fiscal 2017
Annual Committee Member Retainers
Audit Committee Member	$12,000	$12,000
Human Resources Committee Member	$3,000	$3,000
Corporate Governance Committee Member	$2,000	$2,000
Annual Committee Chair Retainers
Audit Committee Chair	$22,000	$22,000
Human Resources Committee Chair	$15,000	$15,000
Corporate Governance Committee Chair	$15,000	$15,000
Lead Director Annual Retainer (1)	$15,000	$15,000
Chairman of the Board Annual Retainer	$120,000	$120,000
___________

(1)	Effective April 1, 2016, Mr. Noddle transitioned from the Lead Director role to serve in the capacity of the Chairman of the Board.

Effective for director compensation paid on and after January 1, 2018, the annual committee member retainers for the Corporate Governance and Human Resources Committees will increase to $5,000, and the annual committee chair retainers for the Corporate Governance and Human Resources Committees will decrease to $10,000.
Deferred Compensation
The Company sponsors the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors, a non-qualified deferred compensation plan. The plan permits our directors to defer their annual retainers in one or more of the following methods:

•	In cash on a current basis;

•	In cash on a deferred basis (deferred cash account); or

•	In Company stock on a deferred basis (deferred stock account).
Any amount deferred into a deferred cash account made after December 31, 2010 will accrue an interest equal to the ten-year Treasury Bond rate. Deferrals made on or prior to December 31, 2010 will be credited with interest at a rate equal to the ten-year Treasury Bond rate plus 2%.
The amounts deferred into a deferred stock account will be credited with any quarterly dividends paid on the Company’s common stock. The Company contributes shares in an amount equal to the deferred stock accounts to a trust and a director is entitled to direct the trustee to vote all shares allocated to the director’s account. The common stock will be distributed to each director following retirement from our Board pursuant to the director’s deferral payment election. The trust assets remain subject to the claims of the Company’s creditors, and become irrevocable in the event of a “Change in Control” as defined under the 1991 Master Stock Compensation Plan, the 2001 Master Stock Incentive Plan, and the 2010 Master Stock Incentive Plan.

Fiscal 2017 Director Compensation
The fiscal 2017 compensation for our non-employee directors is shown in the following table.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2)(3) ($)	Option Awards (4) ($)	Total ($)
Andrew Cecere	50,000	14,980	140,307	205,287
Michael J. Hoffman	55,000	14,980	140,307	210,287
Douglas A. Milroy	50,000	14,980	140,307	205,287
Jeffrey Noddle	155,000	14,980	140,307	310,287
Willard D. Oberton	53,000	14,980	140,307	208,287
James J. Owens	43,000	14,980	140,307	198,287
Ajita G. Rajendra	-	68,001	140,307	208,308
Trudy A. Rautio	-	66,991	140,307	207,298
John P. Wiehoff	-	74,987	140,307	215,294
___________

(1)
This column shows the portion of the annual retainer for Chairs and members of a Board Committee for fiscal 2017 that each director has elected to receive in cash. Each director had the option to elect to receive this amount in cash, deferred cash, or a deferred stock award. The amount for Mr. Noddle also reflects $114,000 annual retainer for his service as Chairman of the Board.

(2)
This column represents the aggregate grant date fair value of deferred stock awards granted during fiscal 2017 computed in accordance with FASB ASC Topic 718. This column includes the portion of the annual retainer that is payable in a deferred stock award. It also includes all or a portion of the remainder of the annual retainer, Chair retainers, and Committee member retainers that the directors elected to receive in a deferred stock award. The following table lists for each director the number of deferred stock awards granted on January 3, 2017, in lieu of retainers and the grant date fair value of each deferred stock award. The grant date fair values are based on the closing market price of the stock on the previous business day, December 30, 2016.

Name	Deferred Stock (#)	Grant Date Fair Value ($)
Andrew Cecere	356	42.08
Michael J. Hoffman	356	42.08
Douglas A. Milroy	356	42.08
Jeffrey Noddle	356	42.08
Willard D. Oberton	356	42.08
James J. Owens	356	42.08
Ajita G. Rajendra	1,616	42.08
Trudy A. Rautio	1,592	42.08
John P. Wiehoff	1,782	42.08

(3)
The following table shows the deferred stock awards that are vested and will be paid out according to the deferral election previously made by each director as of July 31, 2017, subject to the approval of the Board:

Name	Deferred Stock (#)
Andrew Cecere	1,783
Michael J. Hoffman	27,177
Douglas A. Milroy	731
Jeffrey Noddle	49,921
Willard D. Oberton	11,702
James J. Owens	3,244
Ajita G. Rajendra	14,216
Trudy A. Rautio	5,029
John P. Wiehoff	44,371

(4)
This column shows the aggregate grant date fair value of the stock option award granted during fiscal 2017 to our non-employee directors computed in accordance with FASB ASC Topic 718. Refer to Footnote 10 to the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2017 for our policy and assumptions made in the valuation of share-based payments. A stock option grant of 13,200 options was made to each non-employee director on January 3, 2017, the grant date previously established by the Board of Directors. The exercise price for those options was the closing market price of the stock on that date.

As of July 31, 2017, each of the non-employee directors had the following number of shares of stock options outstanding:

Name	Exercisable	Unexercisable
Andrew Cecere	30,567	30,333
Michael J. Hoffman	98,967	30,333
Douglas A. Milroy	4,367	21,933
Jeffrey Noddle	113,367	30,333
Willard D. Oberton	98,967	30,333
James J. Owens	37,767	30,333
Ajita G. Rajendra	70,167	30,333
Trudy A. Rautio	15,567	30,333
John P. Wiehoff	98,967	30,333

EXECUTIVE COMPENSATION
Compensation Committee Report
The Human Resources Committee (“Committee”) of the Board of Directors of Donaldson, acting in its capacity as the Compensation Committee of the Company, has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2017.
Submitted by the Human Resources Committee
Michael J. Hoffman, Chair
Jeffrey Noddle
James J. Owens
Ajita G. Rajendra
Compensation Discussion and Analysis
Summary
The Compensation Discussion and Analysis provides information on the Company’s executive compensation program and key elements of compensation awarded for fiscal 2017 to the following Named Executive Officers (“NEOs”) whose compensation is reported in the Summary Compensation Table on page 36:

Tod E. Carpenter, President and Chief Executive Officer (“CEO”)
Scott J. Robinson, Vice President and Chief Financial Officer (“CFO”)
Thomas R. Scalf, Senior Vice President, Engine Products
Jeffrey E. Spethmann, Senior Vice President, Industrial Products
Amy C. Becker, Vice President, General Counsel and Secretary
This Compensation Discussion and Analysis should be reviewed in conjunction with the tables and narratives that follow it.
Executive Compensation Program Principles
The Committee establishes and administers the Company’s compensation program for its executive officers ("Officers"). Our executive compensation program is designed to support the Company's objective of creating long-term value through increasingly strong total return to stockholders. The key principles of the executive compensation strategy include:

•	Aligning compensation to financial measures that balance both the Company’s annual financial results and long-term growth

•	Providing significant portions of total compensation in variable performance-based programs to focus the attention of our Officers on driving and increasing stockholder value

•	Setting target total direct compensation based on established proxy peer group (as recommended by an independent compensation consultant) and published market survey data

•	Establishing high stock ownership requirements for our Officers

•
Providing competitive pay, which enables us to attract, retain, reward, and motivate top leadership talent by generally setting compensation elements around the median of the peer group data and size-adjusted general industry survey data

The Committee believes the executive compensation program assists the Company in retaining a strong executive leadership team and effectively contributed to our Company's long history of growing sales and earnings.

Fiscal 2017 Financial Performance and Performance-based Compensation Implications
Our performance in fiscal 2017 benefited from strong execution of our strategic priorities and was complemented by a recovery in several Engine-related end markets, resulting in higher-than-expected sales and profit performance. We entered the year with a cautious plan as customer forecasts and third-party data suggested that end markets would remain under pressure. By the end of the second quarter, we were seeing momentum in sales of engine replacement parts and production of off-road equipment, which carried through the year and contributed meaningfully to our stronger-than-expected sales performance and year-over-year improvement. At the same time, several of our industrial markets were facing continued pressure. While we remained in a mixed operating environment and dealt with unexpected costs, including higher variable compensation and the charges associated with meeting stronger-than-expected demand, we grew our operating margin and adhered to our capital deployment priorities. Our fiscal 2017 operating margin increased 1.6 percentage points to 13.9% from 12.3% in the prior year, which included a negative impact of approximately 0.9 percentage points from one-time charges. Additionally, we invested $63.5 million of capital into our business and returned $232.8 million to our stockholders through share repurchase and dividends.
Incentive programs for our NEOs are designed to link directly to our Company performance based on key financial metrics. The target for each measure reflects the fiscal 2017 financial plan that was approved by the Company's Board. The table below illustrates the actual performance, excluding acquisitions completed during the fiscal year, for each of the key financial metrics.

Key Business Results	Fiscal 2016	Fiscal 2017
Company Net Sales - Incentive	$2.220 billion	$2.350 billion
Company Diluted EPS - Incentive	$1.42	$1.73
Company ROI - Incentive	16.7%	20.0%
Our EPS, net sales, and ROI were above the target performance, which resulted in above-target annual cash incentive payouts. The payouts to our NEOs ranged from 147% to 173% of target and varied based on the specific performance measures and weightings for each NEO. Refer to the Annual Cash Incentive section for more details.
Payouts under the Long-Term Compensation Plan, one component of our long-term incentives, are based on the Company’s achievement of ROI and net sales growth objectives over a three-year performance cycle. For the performance cycle beginning August 1, 2014 and ended July 31, 2017, our average net sales decreased by 1.4%; therefore net sales growth was below the minimum threshold. Our average ROI over that period was 18.0%, which therefore was slightly below target. The payouts to our NEOs for the cycle ended July 31, 2017 ranged from 13% to 21% of target. For more details refer to the Long-Term Incentives section.
2014 Say-on-Pay Results and Future Say-on-Pay Votes
At our 2011 Annual Meeting, our stockholders voted to hold the advisory vote on the compensation for our NEOs every three years. Therefore, at our 2014 Annual Meeting, our stockholders had the opportunity to provide this advisory vote on the compensation for our NEOs. 91% of the votes cast by our stockholders voted in favor of our executive compensation proposal. The Committee believes that this strong support by stockholders reinforces our overall approach to the executive compensation philosophy and structure of our program and confirms that it is in alignment with the long-term interests of our stockholders.
At this meeting, our stockholders are again providing an advisory Say-on-Pay vote.  In addition, we are recommending that our stockholders approve an annual Say-on-Pay vote going forward.  Assuming our stockholders approve this recommendation, our next advisory Say-on-Pay vote will be held at our 2018 Annual Meeting.
Conclusion
The Committee believes that our executive compensation program, with its continued emphasis on performance-based compensation and stock ownership, properly motivates our Officers to produce strong financial returns and to create long-term stockholder value. Additionally, the Committee believes that our compensation program appropriately aligns executive pay with the Company's actual performance.

Compensation Process
The Committee assists the Board of Directors in providing oversight on executive compensation. The Committee reviews and approves our overall compensation philosophy, strategy, and policies. The Committee annually reviews and approves all compensation for our Officers. As part of that review, the Committee takes into account competitive market analysis and recommendations by our CEO and Human Resources, and an independent compensation consultant. For more information on the Committee, refer to the Meetings and Committees of the Board of Directors section of this Proxy Statement.
Compensation Consultant
The Committee has the authority to retain independent compensation consultants to assist in the analysis of our executive compensation program. The Committee is also assisted in performing its duties by our Human Resources Department and seeks input from the CEO on compensation recommendations for other Officers. Effective March 2017, the Committee engaged Willis Towers Watson as its executive compensation consultant to advise the Committee on matters related to executive compensation for our Officers. Prior to this date, the Committee retained Mercer as its independent executive compensation consultant.
Willis Towers Watson disclosed to the Committee other services it provides to the Company, including being engaged by management as the Company’s benefits broker since 2015 (breakout of services provided by Willis Towers Watson is included on page 17. In assessing the independence of Willis Towers Watson, the Committee considered the factors contained in the applicable SEC and NYSE rules, including the amount and nature of the additional consulting work provided to the Company, and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently advising the Committee.
Competitive Market
The Committee periodically requests that its independent executive compensation consultant conduct a peer group comparison to assist with ensuring that our compensation practices are generally in alignment with leading practices. A competitive market assessment by the independent executive compensation consultant typically includes pay practices and benchmark of base salary, target annual and long-term incentives, and target total direct compensation for our Officers.
The original peer group was established in fiscal 2010 and has been reviewed by the Committee periodically. This peer group was intended to be representative of the market in which the Company competes for executive talent and consists of the following companies. Below is a list of our peer group companies used by Mercer for benchmarking, as part of setting fiscal 2017 compensation for our Officers. We will partner with Willis Towers Watson to review the peer group in fiscal 2018.

Actuant Corporation	H.B. Fuller Company	Regal-Beloit Corporation
AMETEK, Inc.	Hubbell Inc.	Rexnord Corporation
Briggs & Stratton Corporation	IDEX Corporation	Roper Industries
CLARCOR Inc. (1)	ITT	Snap-On Inc.
Colfax Corp.	Kennametal Inc.	The Timken Company
Crane Company	Modine Manufacturing Co.	Toro Company
Flowserve Corporation	Nordson Corporation	Valspar Corporation (1)
Graco	Polaris Industries, Inc.	Watts Water Technologies, Inc.
_______________

(1)	CLARCOR Inc. and Valspar Corporation were acquired in calendar 2017 and are no longer part of our peer group.

Executive Compensation Program Elements
The primary elements of our executive compensation program consist of base salary, annual cash incentive, long-term incentives, and benefits.
The Committee believes each compensation element is supported by the principles described in the Executive Compensation Program Principles section. The following table provides a high-level overview of each element:

	Element	Description	Purpose
Fixed Pay	Base Salary	A fixed amount of compensation, paid in cash.	Provide a market competitive pay level for each Officer based on position, scope of responsibility, individual performance, and sustained performance.
	Benefits	Benefits package includes medical, dental, vision, life, accident, disability insurance, and qualified and non-qualified retirement plans.
Provide competitive benefits and the opportunity for employees to save for retirement. All employees qualified for the same benefits except for the non-qualified retirement plans, which are available to individuals with earnings above the IRS annual compensation limit.

	Perquisites	Executive physical assessment.	Provides a holistic preventive approach to health management for our key leadership team to minimize disruption to the Company and protects the interest of our stockholders.

Pay at Risk	Annual Cash Incentive	A performance-based annual-term incentive that is payable in cash based on achievement of key pre-determined annual financial goals based on the Company's Board-approved fiscal financial plan.
Rewards Officers for their contributions toward the Company’s and business units' achievement of specific goals. This element focuses attention on the Company’s actual financial performance and represents approximately one-fifth to one-third of the performance-based variable component of total compensation.

	Stock Options (Long-Term Incentives)	Awards are time-based and vest ratably over three years beginning on the first anniversary of grant date. Awards are granted annually and generally represent 50% of the total long-term incentive value.	Aligns the interests of our Officers with those of our stockholders.
Long-Term Compensation Plan (Long-Term Incentives)
Performance-based awards payable in shares of common stock based on achievement of predetermined three fiscal-year financial goals.

Awards are granted annually and generally represent 50% of the total long-term incentive value.
Aligns a significant portion of each Officer's compensation to deliver long-term financial goals, encourages focus on long-term Company and business unit performance, and promotes retention.
Restricted Stock (Long-Term Incentives)
Awards are not part of the Officers' annual total compensation package and are granted on a discretionary basis based on business needs.

The Committee may grant a restricted stock award as part of the hiring of a new Officer, in recognition of a significant change in roles and responsibilities for an Officer, or as a retention vehicle for a current Officer.

Awards generally cliff vest 100% on the fifth anniversary of the grant date.

Aligns the interests of our Officers with those of our stockholders.

Compensation Mix at Target
It is a key principle of our executive compensation program that a significant portion of an Officer’s compensation is performance-based, and the performance-based compensation is proportionally increased based on position level in the Company. Our performance-based awards consist of the annual cash incentive and long-term incentives. The following is the compensation mix at target awarded by the Committee for fiscal 2017:

The Company’s results directly drive the actual total direct compensation paid to our NEOs. Based on fiscal 2017 Company's performance, actual total direct compensation for fiscal 2017 was above the target levels for our NEOs. The following table shows a direct correlation between our NEOs' compensation and Company's performance with above target level results in the fiscal 2017 and below target level in fiscal 2016:

	Fiscal 2017		Fiscal 2016
Name	Target Total Direct Compensation (1) ($)	Actual Total Direct Compensation (2) ($)	Target Total Direct Compensation (3) ($)	Actual Total Direct Compensation (4) ($)
Tod E. Carpenter	4,126,425	4,266,457	2,904,051	2,069,072
Scott J. Robinson (5)	1,089,852	1,255,765	544,624	444,539
Thomas R. Scalf	1,235,425	1,229,768	847,628	646,539
Jeffrey E. Spethmann (5)	856,037	960,748	648,645	502,806
Amy C. Becker (5)	868,254	874,452	609,067	471,157
_______________

(1)
Target Total Direct Compensation consists of base salary, target annual cash incentive for fiscal 2017, grant date fair value for the Long-Term Compensation Plan award for the three-year period ended July 31, 2017, and the grant date fair value of the annual stock option award for fiscal 2017.

(2)
Actual Total Direct Compensation consists of earned base salary, annual cash incentive earned for fiscal 2017, Long-Term Compensation Plan award payout value for the three-year period ended July 31, 2017, and the grant date fair value of the annual stock option award for fiscal 2017.

(3)
Target Total Direct Compensation consists of base salary, target annual cash incentive for fiscal 2016, grant date fair value for the Long-Term Compensation Plan award for the three-year period ended July 31, 2016, and the grant date fair value of the annual stock option award for fiscal 2016.

(4)
Actual Total Direct Compensation consists of earned base salary, annual cash incentive earned for fiscal 2016, Long-Term Compensation Plan award payout value for the three-year period ended July 31, 2016, and the grant date fair value of the annual stock option award for fiscal 2016.

(5)
Messrs. Robinson and Spethmann were not eligible for the Long-Term Compensation Plan cycle that ended on July 31, 2017 based on the dates when they assumed their current roles. Ms. Becker was not eligible for the Long-Term Compensation Plan cycle that ended on July 31, 2016 based on the date when she assumed her current role.

Base Salary
The Committee reviews the Officers’ base salaries annually and may adjust them based on market competitiveness and individual performance. The following table outlines fiscal 2017 base salary increases for our NEOs as approved by the Committee based on market analysis completed by Mercer.

Name	Fiscal 2017 Base Salary	Fiscal 2016 Base Salary	Increase %	Fiscal 2017 Competitive Market Positioning
Tod E. Carpenter	$900,000	$775,000	16.1%	Within a competitive range of +/-10%.
Scott J. Robinson	$416,000	$400,000	4.0%	Approximately 15% below the peer group median. Mr. Robinson joined the Company in fiscal 2016 and was relatively new in his role at Donaldson.
Thomas R. Scalf	$422,150	$402,048	5.0%	Within a competitive range of +/-10%.
Jeffrey E. Spethmann	$372,750	$350,000	6.5%	Approximately 12% below the peer group median. Mr. Spethmann became the Senior Vice President of the Industrial business segment in April of 2016 and was relatively new in his role.
Amy C. Becker	$350,460	$324,500	8.0%	Within a competitive range of +/-10% of survey data.
Annual Incentive
Each year, the Committee establishes the annual cash incentive target opportunities for NEOs as a percentage of base salary based on competitive market data. For fiscal 2017, the individual incentive target opportunity for our Officers ranged from 40% to 100% of base salary.
Under our annual cash incentive plan, potential payouts range from 0% to 200% of the target incentive opportunity based on financial performance achievements at year end. Effective for fiscal 2017, the Committee reviewed and adjusted the payout level at threshold performance from 0% to 40% of the target incentive. This change was made to better align our annual cash incentive plan design with common market practices based on data provided to the Committee by Mercer.
Performance Goals. Predetermined performance measures and goals are approved by the Committee each year based on the Company's Board-approved financial plan for the applicable fiscal year. For fiscal 2017, the Committee established a performance target range of ±1% of the net sales target measure. The Committee recognized the volatility of potential results and understood the variables involved in creating the business plan. The target range setting approach provided flexibility in the plan design given certain levels of unpredictable market conditions. Performance targets for EPS and ROI measures were established as a single, fixed goal similar to prior years. The Committee also established a performance threshold and maximum levels for all measures.
The annual incentive awards are calculated based on the achievement of established performance ranges. The Committee determined the appropriate performance measures that are key to our financial success and can drive the Company to reach long-term growth objectives.
Annual incentive awards for NEOs with corporate responsibility are based on the Company’s overall financial results. The annual incentive awards for NEOs with business segment responsibility are based on the Company's overall diluted EPS and their specific business segment results for net sales and ROI. The following are performance targets and actual results (excluding acquisitions completed during the fiscal year) for fiscal 2017 overall Company performance measures:

Fiscal 2017 Performance Measures (1)	Weighting	Threshold	Target	Maximum	Actual	Payout Multiplier
Company Net Sales - Incentive	30%	$2.008 billion	$2.209 billion -$2.254 billion	$2.454 billion	$2.350 billion	148.1%
Company Diluted EPS - Incentive (2)	50%	$1.36	$1.60	$1.84	$1.73	154.2%
Company ROI - Incentive	20%	15.6%	17.3%	19.0%	20.0%	200.0%
Engine Net Sales - Incentive (3)	30%	$1.267 billion	$1.393 billion - $1.421 billion	$1.548 billion	$1.532 billion	187.2%
Engine ROI - Incentive (3)	20%	19.0%	21.1%	23.2%	25.6%	200.0%
Industrial Net Sales - Incentive (4)	30%	$741.6 million	$815.8 million - $832.3 million	$906.4 million	$818.6 million	100.0%
Industrial ROI - Incentive (4)	20%	16.7%	18.5%	20.4%	21.2%	200.0%
_______________

(1)
The Committee defined each of the financial performance measures as the corresponding GAAP measure, adjusted for the impact of changes in U.S. tax laws, restructuring costs, and the impact of acquisitions completed during the fiscal year. For fiscal 2017, the only adjustment in the calculation of the performance measures is the exclusion of the impact of acquisitions completed during the year, which affected the Company-wide and Engine segment results.

(2)	Company Diluted EPS - Incentive measure applied to corporate and business segments NEOs.

(3)	Mr. Scalf's fiscal 2017 annual cash incentive plan was tied to Engine Net Sales - Incentive and Engine ROI - Incentive.

(4)	Mr. Spethmann's fiscal 2017 annual cash incentive plan was tied to Industrial Net Sales - Incentive and Industrial ROI - Incentive.

Calculation Methodology. For each performance measure, a payout multiplier from 0% to 200% of target incentive amount is based on the level of achievement. The overall calculation methodology and payout design are illustrated below.

Payouts. Based on the above target financial performance achievement level for fiscal 2017, actual payouts for our NEOs ranged from 147% to 173% of target. The overall annual incentive payment for each NEO is set forth below.

Name	Target Award as a % of Base Salary	Target Award ($)	Actual Payout ($)
Tod E. Carpenter	100%	900,000	1,453,590
Scott J. Robinson	65%	270,400	436,723
Thomas R. Scalf	60%	253,290	438,825
Jeffrey E. Spethmann	60%	223,650	328,944
Amy C. Becker	50%	175,230	283,014
Long-Term Incentives
The long-term incentives plan design includes a mix of 50% performance share awards and 50% non-qualified stock options, which are tied to our common stock to align the interests of our Officers to those of our stockholders. On an annual basis, the Committee determines the long-term incentive values for each Officer based on market data provided in the analysis prepared by the independent executive compensation consultant.
During fiscal 2017, the following long-term incentive awards were granted to our NEOs:

Name	Long-Term Compensation Plan Award (Target Shares)	Stock Option Award (Shares)
Tod E. Carpenter	56,900	166,500
Scott J. Robinson	12,600	37,000
Thomas R. Scalf	9,700	28,500
Jeffrey E. Spethmann	8,100	24,000
Amy C. Becker	6,500	19,000
The Long-Term Compensation Plan awards for the fiscal 2017-2019 performance cycle (August 1, 2016 through July 31, 2019) were approved at the September 2016 Human Resources Committee meeting. The annual stock option awards were granted on December 16, 2016, vest ratably over three years, and have an exercise price of $42.72, the closing stock price on the date of the grant.
Long-Term Compensation Plan. Our Long-Term Compensation Plan links a significant portion of the pay-at-risk component of our Officers' total compensation to the achievement of predetermined levels of the Company's long-term financial performance. The Long-Term Compensation Plan award represents approximately half of the total long-term incentive value. Each award measures performance over a three fiscal-year period, and a new three-year performance cycle is established annually. The payout is based on the attainment of predetermined financial performance goals with earning opportunities ranging from 0% to 200% of the target shares depending on the achievement level over a period of three fiscal years. This award is paid out in Company stock to further strengthen the alignment between the interests of our Officers and those of our stockholders.
Based on competitive market data, the Committee establishes each new award, including the financial performance objectives, the award matrix, and payout targets (the number of performance units), for each Officer annually. The target number of performance units was based on that award value divided by the twelve-month weighted average Company closing stock price at the end of the fiscal year.
The Long-Term Compensation Plan utilizes two performance measures that the Committee believes are key to the creation of stockholder value: growth in net sales and ROI. These targets are approved by the Committee at the beginning of each performance cycle based on a three-year growth projection. ROI must meet the threshold performance level in order for a payout to be achieved. The Committee believes it is a key objective for the Company to maintain a certain level of ROI for our stockholders when economic conditions result in sales growth that is below the threshold. Therefore, a payout range between 10% and 50% of target is available based on achievement of predetermined threshold ROI results when sales growth is below threshold performance.
Awards for Officers with corporate responsibility are based on overall Company growth in net sales and ROI. Awards for Officers with business segment responsibility are based 50% on their business segment results for net sales and ROI and 50% on overall Company results. As established by the Committee, business segments can have different net sales and ROI target goals from the overall Company goals.
For the fiscal 2015-2017 performance cycle ended July 31, 2017, there was no payout for the growth in net sales performance measure at the Corporate and business segment level. This is a result of the Company experiencing a decrease in net sales due to the challenging global business conditions during fiscal 2015 and fiscal 2016. Below outlines performance target and actual results for groups with eligible participants who received a payout are set forth below:

•
The Company’s average annual target ROI - Incentive for the fiscal 2015-2017 cycle was 19.0% and actual ROI - Incentive performance result was 18.0%. The combination of these two resulted in a payout achievement for corporate goals of 21.3% of the target level.

•
Engine Products business segment also experienced a decrease in net sales over the three-year period, and it achieved an average ROI - Incentive performance result of 20.5%, resulting in a total payout achievement of 16.3% of the target level for both Engine goals.

•
The Committee defined each of the financial performance measures as the corresponding GAAP measure, adjusted for the impact of changes in U.S. tax laws, restructuring costs, and the impact of acquisitions completed during the fiscal year. For the fiscal 2015-2017 performance cycle, there were no adjustments in the calculation of the performance measures.

Under the Long-Term Compensation Plan, the payouts are based on the position the NEO held at the beginning of the cycle. The target shares and the actual share payouts for the cycle ended July 31, 2017 for our NEOs were:

	Mr. Carpenter	Mr. Scalf	Ms. Becker
Target Shares	13,900 Shares	6,700 shares	3,700 Shares
Actual Achievement (Corporate)	21.3%	21.3%	21.3%
Actual Achievement (Business Unit)	n/a	16.3%	n/a
Actual Share Payout	2,961 Shares	1,260 shares	788 Shares
Messrs. Robinson and Spethmann were not eligible for the fiscal 2015-2017 Long-Term Compensation Plan performance cycle ended on July 31, 2017 due to the dates they assumed their current roles.
Stock Options. The Committee grants non-qualified stock option awards to our Officers annually under the 2010 Master Stock Incentive Plan. The number of options represents approximately one-half of the long-term incentive value as approved by the Committee. Each stock option award has a ten-year term and vests over a three-year period in one-third increments beginning on the first anniversary of the grant date. Stock options can provide compensation when they vest and the market price exceeds the exercise price, which is the market closing price on the date of the grant.
For stock options granted prior to fiscal 2011, awards provided to an Officer within the first five years of being named an Officer had a reload provision. This provision provided a new option grant to be established upon exercise of the original grant. Reload stock options are automatically granted under the terms of the original stock option agreement to which they relate and no further action of the Committee is required. The reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation. The option grant price of the reload option is equal to the market price of the stock on the date of exercise and will expire on the same date as the original option. Stock options that are currently granted to Officers do not have a reload provision.
Restricted Stock. Restricted stock awards are granted to Officers on a discretionary basis. The Committee may grant a restricted stock award as part of a competitive hiring offer, in recognition of a significant change in roles and responsibilities, and/or as a retention vehicle for a current Officer. Restricted stock awards generally have a five-year cliff vesting schedule. Dividends are paid in cash on restricted stock during the vesting period.
Benefits
We provide a competitive total compensation program to our key executive leadership, including indirect compensation such as health and welfare benefits and retirement benefits. The following benefits are provided to our NEOs.
Health and Welfare Benefits. Our U.S. Officers participate in the same health and welfare programs as all other Company U.S. salaried employees.
Retirement Benefits. Our U.S. Officers participate in the following retirement plans, which are provided to most other Company U.S. salaried employees:

•
Salaried Employees’ Pension Plan is a defined benefit pension plan that provides retirement benefits to eligible U.S. employees through a cash balance benefit. It is designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code. See the Pension Benefits Table and narrative for more information on this plan. The plan is frozen to any employees hired on or after August 1, 2013. Effective August 1, 2016, employees no longer accrue Company contribution credits under the plan.

•
Retirement Savings and Employee Stock Ownership Plan is a defined contribution plan designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code and to encourage our employees to save for retirement. Most of our U.S. employees are eligible to participate in this plan. Participants can contribute on a pretax basis up to 50% of their total cash compensation, up to the IRS annual deferral limits. The Company matches 100% of the first 3% of compensation that a participant contributes plus 50% of the next 2% of compensation that a participant contributes.

All employees receive an automatic 3% of total compensation in Company retirement contribution annually. This annual contribution was established in conjunction with the freeze of the Salaried Employees’ Pension Plan to new employees as of August 1, 2013 and the subsequent freeze of all benefit accruals under that plan as of August 1, 2016.
Executive Benefits. In order to attract and retain key executive leadership, the Company also provides the following executive retirement plans and deferred compensation plans for our Officers:

•	Excess Pension Plan (as of August 1, 2016, employees no longer accrue Company contribution credits)

•	Deferred Compensation and 401(k) Excess Plan

•	Supplemental Executive Retirement Plan (frozen to new participants as of January 1, 2008)

•	Deferred Stock Option Gain Plan (frozen to new deferrals elections)

•	ESOP Restoration Plan (frozen)
For details on these plans, refer to the Pension Benefits Table and narrative and the Non-Qualified Deferred Compensation Table and narrative.
Perquisites
In December 2016, the Committee approved an executive physical program available to our Officers with an approximate annual value of $5,000 to cover a health and wellness assessment. The purpose of this program is to provide our key leadership team with a holistic preventative approach to health management to minimize disruption to the Company and protect the interest of our stockholders.
Except for this annual executive physical program, we do not offer any other perquisites to executives that are not available to our employees.
Change in Control Agreements
The Company has entered into a Change in Control Agreement (“CIC Agreement”) with each of our Officers. Other than the CIC Agreements, we do not have any employment contracts with our NEOs.
Our CIC Agreements contain a “double-trigger” to enable our Officers to maintain objectivity in the event of a change in control situation and to better protect the interests of our stockholders. The change in control provisions are not dependent upon any qualifying termination of employment event for our stock option awards, Long-Term Compensation Plan, and deferred compensation plans. This independence is important in providing retention incentives during an uncertain time of uncertainty for Officers and offering additional assurances to the Company that it will be able to complete a transaction that the Board believes is in the best interests of our stockholders.
The CIC Agreements provide that, upon a change in control, if the Officer’s employment with the Company is terminated within 24 months:

•	of the change in control without “cause,” or

•	of the change in control, or under certain circumstances a potential change in control, by the Officer for “good reason,”
then the Company shall pay or provide the following severance payments to the Officer:
A cash lump sum equal to a multiple of the sum of the Officer’s base salary plus the Officer’s target annual incentive. The multiple is based on level within the Company as follows:

•	President and CEO = three times

•	Senior Vice Presidents = two times

•	Vice Presidents = one times

•	Thirty-six months of health, life, accident, and disability coverage

•	A cash lump sum equal to:

•	The value of the benefit under each pension plan assuming the benefit is fully vested and the Officer had three additional years of benefit accrual; less

•	The value of the vested benefit accrued under each pension plan

•	Outplacement services, suitable to the Officer’s position, for up to three years
The CIC Agreement provides that the Officer’s payments will be reduced to the maximum amount that can be paid without triggering an excise tax liability. This reduction would only occur if the net amount of those payments is greater than the net amount of payments without the reduction.
Under the Company’s non-qualified deferred compensation plans and the excess plans described above, the payment of vested benefit for each Officer is accelerated to be payable in the form of a lump sum immediately following a change in control as a result of a qualifying termination.

Stock Ownership Requirements
The Committee has established above-market stock ownership requirements for our Officers that links a significant portion of their personal holdings to the Company’s long-term success and further aligns Officers' interests those of our stockholders. The Committee has established stock ownership requirements for our Officers, in comparison to common market practice by our peer group and companies of similar size. At its July 2017 meeting, the Committee reviewed the stock ownership requirement and modified the requirement for our CFO from 3 times base salary to 5 times base salary to better reflect the scope and responsibility of the role. The requirement level for all other roles remain the same as in prior years.

Position	Donaldson Stock Ownership Requirement	Common Market Practice on Stock Ownership Requirement
CEO	10 times base salary	5 times base salary
CFO & Senior Vice Presidents	5 times base salary	3 times base salary
Vice Presidents	3 times base salary	1 time base salary
Based on an above-market requirement approach, the Committee reassessed the definition of ownership at its July 2017 meeting and approved the following changes:

•
Ownership includes all shares of Company stock owned by an Officer, unvested restricted stock less assumed tax withholding rate, and in-the-money vested (unexercised) stock options less the exercise cost and assumed tax withholding rate. In-the-money stock options are included to ensure that our Officers are provided with the greatest upside potential and downside accountability to our stock price.

•
Eliminated the requirement to retain an incremental 25% of all net shares received from stock option exercises once the stock ownership requirements are met because ownership requirements are above market.

Officers are expected to meet their ownership requirement within five years of being named an Officer at their level. As of the end of fiscal 2017, all the NEOs have been in their current position for less than five years.
Stock Hedging and Pledging Policy
The Company Hedging and Pledging Policy prohibits the Company’s directors and Officers from engaging in a hedge of Company stock, which includes any instrument or transaction through which the Director or Officer offsets or reduces exposure to the risk of price fluctuations in Company stock. The policy also prohibits pledges of Company stock (e.g. as collateral for a loan or by holding Company securities in a margin account) by Directors or Officers.

Tax Considerations
The Committee monitors any changes in regulations when reviewing the various elements of our executive compensation program. Section 162(m) of the Internal Revenue Code generally disallows federal tax deductions for compensation in excess of $1 million paid to the CEO and the next three highest paid Officers (other than the CFO) whose compensation is required to be reported in the Summary Compensation Table of the Proxy Statement. Certain performance-based compensation is not subject to this deduction limitation.
The 2010 Master Stock Incentive Plan was approved by stockholders at the 2010 Annual Meeting, and the key terms were reapproved in 2015. The plan limits the number of shares under a stock option or the Long-Term Compensation Plan that can be granted in any one year to any one individual to preserve the tax deduction for compensation paid to executives. Our Officer annual cash incentive and our Long-Term Compensation Plans were adopted by the Committee as sub-plans of the 2010 Master Stock Incentive Plan, subject to all the terms and limits of that plan. The awards provided by these sub-plans are generally intended to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code; however, the Committee may grant awards that do not so qualify when necessary to achieve the purposes of our compensation programs. The Committee reviewed the potential consequences for the Company of Section 162(m) and believes that this provision did not affect the deductibility of compensation paid to our Officers in fiscal 2017.
The Committee reserves the right, in appropriate circumstances and for the benefit of stockholders, to award compensation that may result in a loss of tax deductibility under Section 162(m).
The Committee designs and administers our equity compensation, our non-qualified deferred compensation, and CIC Agreements to be in compliance with Section 409A, the federal tax rules affecting non-qualified deferred compensation.
Compensation Risk Analysis
The Company has reviewed and assessed the risks arising from its compensation plans. We determined that our compensation programs, policies, and practices for our employees are not likely to have a material adverse effect on the Company. In making this determination, we took into account the compensation mix for our employees along with the various risk control features of our programs, including balanced performance targets, stock ownership guidelines, and appropriate incentive caps.

Summary Compensation Table
The following table summarizes compensation awarded to or earned by individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal 2017 and each of the other three most highly compensated Officers who served in such capacities as of July 31, 2017.

Name and Principal Position	Year	Salary (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
Tod E. Carpenter	2017	844,712	2,127,491	1,827,537	1,453,590	12,931	64,062	6,330,323
President and Chief	2016	742,116	—	1,179,113	106,330	186,999	147,271	2,361,829
Executive Officer	2015	580,865	1,333,920	1,052,450	63,956	158,192	122,986	3,312,369

Scott J. Robinson	2017	412,923	471,114	406,119	436,723	—	30,049	1,756,928
Vice President and Chief	2016	252,308	370,618	176,316	15,915	—	14,443	829,600
Financial Officer

Thomas R. Scalf	2017	418,284	362,683	312,822	438,825	—	30,299	1,562,913
Senior Vice President,	2016	389,677	—	216,722	40,140	140,169	19,208	805,916
Engine Products	2015	332,321	245,280	266,188	12,806	79,035	20,214	955,844

Jeffrey E. Spethmann	2017	368,375	302,859	263,429	328,944	—	20,204	1,283,811
Senior Vice President,	2016	307,652	—	177,893	17,261	39,179	14,926	556,911
Industrial Products

Amy C. Becker	2017	345,468	243,035	208,548	283,014	—	24,858	1,104,923
Vice President, General
Counsel and Secretary
_____________

(1)
This column represents base salary earned by the NEOs for the reported fiscal years. The amounts reflect any applicable cash compensation deferred at the election of the NEOs under the Deferred Compensation and 401(k) Excess Plan. For more information on the Deferred Compensation and 401(k) Excess Plan, see the Non-Qualified Deferred Compensation section.

(2)
This column represents the aggregate grant date fair value of performance-based stock awards granted during the fiscal year under our Long-Term Compensation Plan for our NEOs and does not reflect compensation actually received by the NEOs. The performance award grant date fair value is based on the outcome of the performance conditions at the target payout under each award included in the column. The aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. Refer to Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2017 for our policy and assumptions made in the valuation of share-based payments.

Historically, the Long-Term Compensation Plan awards for the upcoming cycle were approved in July of each year. The timing of approval changed from July to September beginning with fiscal 2017. Based on timing of approval, the Long-Term Compensation Plan awards for the reported three fiscal years are reflected as follows:
•2017 includes the plan cycle for fiscal 2017 through fiscal 2019, which was approved and granted in September 2016

•
2016 doesn't reflect any plan cycle as a result of a change in the timing of approval, with the exception of Mr. Robinson who joined later in the year and was granted a prorated award based on his December 8, 2015 date of hire

•2015 includes the plan cycle for fiscal 2016 through fiscal 2018, which was approved and granted in July 2015

(3)
This column represents the aggregate grant date fair value of stock option awards granted during the fiscal year under the Company’s 2010 Master Stock Incentive Plan. These amounts were calculated in accordance with FASB ASC Topic 718. Refer to Note 10 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2017 for our policy and assumptions made in the valuation of share-based payments. The grant price for annual stock option awards was the closing stock price on those dates.

(4)
This is the amount earned under our Annual Cash Incentive Plan as described in the Compensation Discussion and Analysis for the fiscal year. Our NEOs can elect to defer all or a portion of their annual cash incentive to the Deferred Compensation and 401(k) Excess Plan. There were no deferrals of the annual cash incentive for fiscal 2017.

(5)	This column includes the annual change, if positive on an aggregate basis, in the value of our U.S. NEOs pension benefits for the following plans:

•	Salaried Employees’ Pension Plan

•	Excess Pension Plan

•	Supplemental Executive Retirement Plan

(6)	The All Other Compensation amounts for fiscal 2017 included the following:

Name	Retirement Contributions (a) ($)	Life Insurance (b) ($)	Restricted Stock Dividend ($)	Executive Physical (c) ($)	Other (d) ($)	Total ($)
Tod E. Carpenter	51,382	2,322	1,400	—	8,958	64,062
Scott J. Robinson	23,557	1,242	5,250	—	—	30,049
Thomas R. Scalf	24,783	1,242	2,100	2,174	—	30,299
Jeffrey E. Spethmann	16,862	1,242	2,100	—	—	20,204
Amy C. Becker	18,871	1,242	2,100	2,645	—	24,858
______________

a.	This includes the Company match to the Retirement Savings and Employee Stock Ownership Plan and the Deferred Compensation and 401k Excess Plan.

b.	The imputed income on the Company-provided basic life insurance in excess of $50,000.

c.	This column reflects amounts for health assessments that are not covered through regular medical insurance offered by the Company.

d.
Mr. Carpenter was an expatriate on assignment in Belgium from August 1, 2008 through September 30, 2011. He received expatriate compensation and benefits that are available on the same basis to all U.S. employees on expatriate assignments. It typically takes a few years after an employee’s return to the U.S. before the tax equalization payments can be finally settled. The $8,958 reported in the Summary Compensation Table for fiscal 2017 was due to Mr. Carpenter’s expatriate status as follows:

Foreign Tax Payment	$8,248
Tax Gross-Up	$210
Tax Preparation	$500
Total	$8,958

Fiscal 2017 Grants of Plan-Based Awards Table
This table provides information regarding all plan-based awards granted to our NEOs during fiscal 2017 as follows:

•	Fiscal 2017 annual cash incentive pursuant to the Annual Cash Incentive Plan;

•	Stock awards pursuant to the Long-Term Compensation Plan for the three-year incentive cycle, which began August 1, 2017; and

•	Annual stock options granted pursuant to the 2010 Master Stock Incentive Plan during fiscal 2017

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name and Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Tod E. Carpenter
Annual Cash Incentive		360,000	900,000	1,800,000
Stock Awards	9/22/2016				5,690	56,900	113,800				2,127,491
Annual Stock Option (3)	12/16/2016								166,500	42.72	1,827,537
Scott J. Robinson
Annual Cash Incentive		108,160	270,400	540,800
Stock Awards	9/22/2016				1,260	12,600	25,200				471,114
Annual Stock Option (3)	12/16/2016								37,000	42.72	406,119
Thomas R. Scalf
Annual Cash Incentive		101,316	253,290	506,580
Stock Awards	9/22/2016				970	9,700	19,400				362,683
Annual Stock Option (3)	12/16/2016								28,500	42.72	312,822
Jeffrey E. Spethmann
Annual Cash Incentive		89,460	223,650	447,300
Stock Awards	9/22/2016				810	8,100	16,200				302,859
Annual Stock Option (3)	12/16/2016								24,000	42.72	263,429
Amy C. Becker
Annual Cash Incentive		70,092	175,230	350,460
Stock Awards	9/22/2016				650	6,500	13,000				243,035
Annual Stock Option (3)	12/16/2016								19,000	42.72	208,548
_______________

(1)
The Threshold, Target, and Maximum represent the range of potential payments for fiscal 2017 under the Annual Cash Incentive Plan described in the Compensation Discussion and Analysis based on the NEOs’ base salary as of July 31, 2017. The amount actually earned and paid out is based on the attainment of pre-established performance goals and is reflected in the Summary Compensation Table.

(2)
The Threshold, Target, and Maximum represent the range of payments under the Long-Term Compensation Plan described in the Compensation Discussion and Analysis. The amounts in these columns reflect shares of stock and are based on the attainment of pre-established three fiscal-year performance goals.

(3)
The annual stock option awards were granted to our NEOs on December 16, 2016 as described in the Compensation Discussion and Analysis. These grants were approved by the Committee at its December meeting. All options were granted with an exercise price equal to the closing stock price of the Company’s common stock on the date of the grant and vest in three equal annual installments beginning on the first anniversary of the grant date.

Outstanding Equity Awards at 2017 Fiscal Year-End
The following table summarizes the equity awards held by our NEOs as of the last day of fiscal 2017.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested (2) ($)
Tod E. Carpenter
Stock Options	12/4/2007	11,000	—	23.00	12/4/2017
	12/9/2008	17,600	—	17.28	12/9/2018
	12/11/2009	18,000	—	21.20	12/11/2019
	12/10/2010	15,000	—	29.07	12/10/2020
	12/9/2011	24,000	—	34.88	12/9/2021
	12/7/2012	24,500	—	33.58	12/7/2022
	12/9/2013	23,500	—	42.07	12/9/2023
	4/1/2014	20,000	—	42.68	4/1/2024
	12/5/2014	36,000	18,000	38.78	12/5/2024
	1/30/2015	36,667	18,333	36.56	1/30/2025
	12/17/2015	53,500	107,000	28.00	12/17/2025
	12/16/2016	—	166,500	42.72	12/16/2026

Restricted Stock	9/21/2012					2,000	94,980

Performance Shares
8/1/15 - 7/31/18								39,700	1,885,353
8/1/16 - 7/31/19								56,900	2,702,181
Scott J. Robinson
Stock Options	12/17/2015	8,000	16,000	28.00	12/17/2025
	12/16/2016	—	37,000	42.72	12/16/2026

Restricted Stock	12/8/2015					7,500	356,175

Performance Shares
8/1/15 - 7/31/18								5,219	247,850
8/1/16 - 7/31/19								12,600	598,374
Thomas R. Scalf
Stock Options	12/10/2010	1,000	—	29.07	12/10/2020
	12/9/2011	4,000	—	34.88	12/9/2021
	12/7/2012	7,000	—	33.58	12/7/2022
	12/9/2013	10,500	—	42.07	12/9/2023
	12/5/2014	17,333	8,667	38.78	12/5/2024
	12/17/2015	9,834	19,666	28.00	12/17/2025
	12/16/2016	—	28,500	42.72	12/16/2026

Restricted Stock	11/25/2013					3,000	142,470

Performance Shares
8/1/15 - 7/31/18								7,300	346,677
8/1/16 - 7/31/19								9,700	460,653

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested (2) ($)
Jeffrey E. Spethmann
Stock Options	2/18/2013	7,500	—	37.60	2/18/2023
	12/9/2013	10,500	—	42.07	12/9/2023
	12/5/2014	8,000	4,000	38.78	12/5/2024
	12/17/2015	4,500	9,000	28.00	12/17/2025
	4/4/2016	3,334	6,666	31.35	4/4/2026
	12/16/2016	—	24,000	42.72	12/16/2026

Restricted Stock	11/25/2013					3,000	142,470

Performance Shares
8/1/16 - 7/31/19								8,100	384,669
Amy C. Becker
Stock Options	1/15/2009	3,000	—	15.87	1/15/2019
	1/14/2010	6,000	—	21.14	1/14/2020
	12/10/2010	6,000	—	29.07	12/10/2020
	12/9/2011	6,000	—	34.88	12/9/2021
	12/7/2012	3,500	—	33.58	12/7/2022
	12/6/2013	3,000	—	42.05	12/6/2023
	12/5/2014	9,667	4,833	38.78	12/5/2024
	12/17/2015	6,167	12,333	28.00	12/17/2025
	12/16/2016	—	19,000	42.72	12/16/2026

Restricted Stock	7/10/2014					3,000	142,470

Performance Shares
8/1/15 - 7/31/18								4,600	218,454
8/1/16 - 7/31/19								6,500	308,685
_______________

(1)
Stock options have a ten-year term and vest in three equal annual installments beginning on the first anniversary of the grant date. The vesting dates for options unexercisable as of July 31, 2017 is as follows:

		Securities Vesting
		December	January	April	December	April	December
Name	Grant Date	2017	2018	2018	2018	2019	2019
Tod E. Carpenter	12/5/2014	18,000
	1/30/2015		18,333
	12/17/2015	53,500			53,500
	12/16/2016	55,500			55,500		55,500
Scott J. Robinson	12/17/2015	8,000			8,000
	12/16/2016	12,334			12,333		12,333
Thomas R. Scalf	12/5/2014	8,667
	12/17/2015	9,833			9,833
	12/16/2016	9,500			9,500		9,500
Jeffrey E. Spethmann	12/5/2014	4,000
	12/17/2015	4,500			4,500
	4/4/2016			3,333		3,333
	12/16/2016	8,000			8,000		8,000
Amy C. Becker	12/5/2014	4,833
	12/17/2015	6,166			6,167
	12/16/2016	6,334			6,333		6,333

(2)	Restricted stock awards generally cliff vest at the end of the fifth anniversary of the grant date. The market value is calculated using the closing price on the NYSE at the end of fiscal 2017.

(3)	These amounts represent the Target payout for the performance-based stock awards pursuant to the Long-Term Compensation Plan as described in the Compensation Discussion and Analysis section.
Fiscal 2017 Option Exercises and Stock Vested Table
The following table summarizes information on stock option awards exercised during fiscal 2017, the Long-Term Compensation Plan payouts for the cycle ending July 31, 2017, and restricted stock awards that vested during fiscal 2017 for our NEOs. For stock options, the value realized is based on the difference between the market price of our common stock at exercise and the exercise price. For stock awards, the value realized on vesting is based on the market price of our common stock at vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Tod E. Carpenter	—	—	2,961	134,518
Scott J. Robinson	—	—	—	—
Thomas R. Scalf	—	—	1,260	57,242
Jeffrey E. Spethmann	—	—	—	—
Amy C. Becker	9,000	219,180	788	35,799
_______________

(1)	Amount reported represents the market price of our common stock on the exercise date, less the exercise price, multiplied by the number of shares exercised.
(2)    Amount reported represents the closing price of our common stock as of the vesting date multiplied by the number of shares acquired on vesting.
Pension Benefits
The Company provides pension benefits to our U.S. Officers through the following plans:

•	Salaried Employees’ Pension Plan

•	Excess Pension Plan
Salaried Employees’ Pension Plan
The Salaried Employees’ Pension Plan is a defined benefit plan that provides cash balance, retirement benefits to our eligible employees. Participants' cash balances increase annually with interest credits. The Company contribution credits vary with service, age, and compensation. A participant’s benefit is 100% vested after three years of service. At retirement or termination, a participant who has a vested benefit can receive distribution in the form of a lump sum or an actuarially equivalent annuity.
An employee’s account earns interest each year based on the average yield on one-year Treasury Constant Maturities during the month of June prior to the plan year plus 1%. This is the interest crediting rate. The minimum annual interest crediting rate is 4.83%.
Effective August 31, 2013, the plan is frozen to any employees hired on or after this date. Effective August 1, 2016, employees no longer accrue Company contribution credits under the plan.
Excess Pension Plan
The Excess Pension Plan mirrors the Salaried Employees’ Pension Plan. This plan is an unfunded, non-qualified plan that primarily provides retirement benefits that cannot be paid under the Salaried Employees’ Pension Plan due to the Internal Revenue Code limitations on qualified plans for compensation and benefits. Vested benefits are paid out of this plan on or after termination or retirement in up to 20 annual installments or a lump sum according to elections made by the participant in accordance with applicable IRS regulations.
Effective August 31, 2013, the plan is frozen to any employees hired on or after this date. Effective August 1, 2016, employees no longer accrue benefits under this plan.

FISCAL 2017 PENSION BENEFITS
The following table summarizes information with respect to pension plans for each eligible NEO.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Tod E. Carpenter	Salaried Employees’ Pension Plan	20	580,066	—
	Excess Pension Plan	20	397,574	—
Scott J. Robinson (2)	Salaried Employees’ Pension Plan	—	—	—
	Excess Pension Plan	—	—	—
Thomas R. Scalf	Salaried Employees’ Pension Plan	27	574,750	—
	Excess Pension Plan	27	121,876	—
Jeffrey E. Spethmann	Salaried Employees’ Pension Plan	3	75,902	—
	Excess Pension Plan	3	26,348	—
Amy C. Becker	Salaried Employees’ Pension Plan	19	456,216	—
	Excess Pension Plan	19	31,845	—
_______________

(1)
The present value of the accumulated benefit for the Salaried Employees’ Pension Plan and the Excess Pension Plan was determined by projecting the July 31, 2017 cash balance amounts to age 65 using a 5.0% interest credit rate and discounting it using a 3.9% interest rate.

The actual accrued balances as of the end of fiscal 2017 are reflected in the table below. For additional assumptions used in this calculation, refer to Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2017.

Name	Salaried Employees’ Pension Plan ($)	Excess Pension Plan ($)
Tod E. Carpenter	540,263	370,293
Scott J. Robinson	—	—
Thomas R. Scalf	495,960	105,169
Jeffrey E. Spethmann	66,539	23,098
Amy C. Becker	400,998	27,991

(2)	Mr. Robinson was hired after August 1, 2013 and, therefore, is not eligible to participate in our Salaried Employee's Pension Plan or the Excess Pension Plan.

Non-Qualified Deferred Compensation
The Company allows U.S. Officers to defer compensation through the following plans:

•	Deferred Compensation and 401(k) Excess Plan

•	Deferred Stock Option Gain Plan (Effective January 1, 2008, this plan was frozen to new deferral elections)
Through the Deferred Compensation and 401(k) Excess Plan, the participants are eligible to defer the following:

•	Up to 75% of base salary

•	Up to 100% of annual cash incentive

•	Up to 100% of the Long-Term Compensation Plan award

•	Up to 25% of compensation in excess of the qualified plan compensation limits ($265,000 for 2015, $265,000 for 2016, and $270,000 for 2017)
Any deferred cash (base salary and annual cash incentive) will receive a matching company contribution as described under the Retirement Savings and Employee Stock Ownership Plan in the Compensation Discussion and Analysis.
Participants have the following two investment alternatives for the deferrals of base salary and annual cash incentive:

•	Allocate the account to be credited with a fixed rate of return (as approved by the Committee) equal to the ten-year Treasury Bond rate.

•
Allocate the account to one or more measurement funds. Several mutual fund investments are available, and funds may be reallocated among the investment alternatives at any time. These funds mirror the funds utilized in our Retirement Savings and Employees Stock Ownership Plan. These amounts are funded through a non-qualified “rabbi” trust.

All stock deferrals (Long-Term Compensation Plan awards, restricted stock awards, and stock option gains) remain in stock, are funded through a non-qualified “rabbi” trust, and are paid out in stock. These deferrals earn quarterly dividends that are paid on the Company’s common stock.
Payments are made under these plans in the form of a lump sum or annual installments of up to 20 years. The deferral elections and payment elections are made in accordance with the timing requirements of applicable IRS regulations.
The following table summarizes information with respect to the participation of our NEOs in our Deferred Compensation and 401(k) Excess Plan and our Deferred Stock Option Gain Plan.
FISCAL 2017 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Tod E. Carpenter	47,673	32,318	86,186	—	482,053
Scott J. Robinson	—	4,638	666	—	5,304
Thomas R. Scalf	9,091	7,273	22,885	—	122,427
Jeffrey E. Spethmann	—	—	—	—	—
Amy C. Becker	30,584	2,777	10,603	—	100,728
______________

(1)	Includes amounts in 401(k) Excess contributions for all NEOs and $28,656 deferred base salary for Ms. Becker as reported in the Summary Compensation Table.

(2)
This reflects the Company match for any applicable deferred salary, deferred annual incentive, and 401(k) Excess contributions. These amounts were reported under All Other Compensation in the Summary Compensation Table.

(3)
This includes amounts listed in the Summary Compensation Table in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column (see Footnote 5 of the Summary Compensation Table).

Potential Payments Upon Termination or Change in Control
The following discussion and tables reflect the amount of compensation that would be paid to the NEOs in the event of termination of employment of the Officer under different termination scenarios.
Potential Payments upon Termination Absent a Change in Control
Retirement
Our Officers are eligible for retirement at age 55 with five years of vesting service. As of the end of fiscal 2017, Mr. Carpenter was eligible for retirement.
Upon retirement, the following would apply:

•	An annual cash incentive payment at the end of the applicable fiscal year prorated for the period of the year when actively employed.

•	Outstanding stock option awards continue to vest in accordance with the terms of the award agreement.

•
Outstanding Long-Term Compensation Plan awards would be prorated for the performance period during which the participant was actively employed and payments would be processed at the end of the three-year performance cycle according to the Company's performance results.

•	Unvested time-based restricted stock awards are prorated at retirement for the period during which the NEO was actively employed.
The following table summarizes elements of compensation Mr. Carpenter would have been eligible to receive had he retired at the end of fiscal 2017.

	Year-end Annual Cash Incentive (1) ($)	Restricted Stock		Long-Term Compensation Plan (2)
Name		Shares	Value at Fiscal Year-end ($)	Shares	Value at Fiscal Year-end ($)
Tod E. Carpenter	1,453,590	1,933	91,798	45,399	2,155,982
______________

(1)	Full annual cash incentive as reflected in the Summary Compensation Table

(2)	This column reflects 2/3 of the award for the cycle that ends July 31, 2018 and 1/3 of the award for the cycle that ends July 31, 2019.
Payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be paid according to the payment elections made by the NEO. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable according to the Officer’s payment elections in the event of a retirement at the end of fiscal 2017.
Involuntary Termination
In the event of an involuntary termination not for cause, the Committee has sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a NEO. We have no formal employment agreements with our Officers and they are not covered by our Company Severance Plan. Under our Severance Plan for U.S. salaried employees, the Company generally pays severance equal to one week of base salary for each year of service up to a maximum of 26 weeks (a minimum of 8 weeks for director level) and a target incentive prorated for full months actively employed. We generally pay for continued coverage for elected medical and dental benefits for a period of one or two months based on years of service. Our NEOs would receive two months of benefit continuation based on their years of service. If the Committee were to follow our U.S. Severance Plan, the following payments would have been made to our U.S. NEOs had they been involuntarily terminated at the end of fiscal 2017:

Name	Severance ($)	Benefit Continuation ($)
Tod E. Carpenter	1,263,462	2,424
Scott J. Robinson	334,400	2,100
Thomas R. Scalf	464,365	3,514
Jeffrey E. Spethmann (1)	280,996	not applicable
Amy C. Becker	303,283	2,014
______________
(1)    Mr. Spethmann did not elect medical and dental coverage through Donaldson

Upon involuntary termination, the following would apply:

•	Outstanding vested stock options must be exercised within one month of termination, and unvested stock options would be forfeited.

•	Unvested restricted stock awards would be forfeited.

•	Outstanding Long-Term Compensation Plan awards that are still within the three-year performance cycle would be forfeited.

•
The amounts reflected in the Non-Qualified Deferred Compensation Table and the Pension Benefits Table would have been payable according to the Officer’s payment elections in the event of a termination at the end of fiscal 2017.

Death
In the event of the death of a NEO, the following would apply:

•	An annual cash incentive payment at the end of the applicable fiscal year prorated for the period of the year when actively employed.

•	Outstanding vested stock options become exercisable by the named beneficiary for a period of 36 months following the death and unvested stock options would be forfeited.

•	Unvested time-based restricted stock grants would be prorated at death for the period during which the NEO was actively employed.

•
Outstanding Long-Term Compensation Plan awards would be prorated based on the portion of the period during which the participant was actively employed, and payments would be processed at the end of the three-year performance cycle according to the Company's performance results.

Our NEOs' named beneficiaries would have received the following had the NEOs died at the end of fiscal 2017.

	Year-end Annual Cash Incentive (1) ($)	Restricted Stock		Long-Term Compensation Plan (2)
Name		Shares	Value at Fiscal Year-end ($)	Shares	Value at Fiscal Year-end ($)
Tod E. Carpenter	1,453,590	1,933	91,798	45,399	2,155,982
Scott J. Robinson	436,723	2,375	112,789	7,049	334,761
Thomas R. Scalf	438,825	2,200	104,478	8,094	384,388
Jeffrey E. Spethmann	328,944	2,200	104,478	2,695	127,989
Amy C. Becker	283,014	1,800	85,482	5,229	248,343
______________

(1)	Full annual cash incentive as shown in the Summary Compensation Table.

(2)
This column reflects 2/3 of the award for the cycle that ends July 31, 2018 and 1/3 of the award for the cycle that ends July 31, 2019. Mr. Spethmann is not a participant of the plan cycle that ends on July 31, 2018.

Upon the death of a NEO, payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be accelerated. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable to the named beneficiary as a lump sum in the event of the death of a NEO at the end of fiscal 2017.
Disability
In the event of disability of an Officer, the following would apply:

•	An annual cash incentive payment at the end of the applicable fiscal year prorated for the period of the year when actively employed.

•
Outstanding vested stock options remain exercisable for a period of 36 months following the disability, and unvested stock options would continue to vest in accordance with the terms of the award agreement.

•	Unvested time-based restricted stock grants would be prorated at disability for the period during which the NEO was actively employed.

•
Outstanding Long-Term Compensation Plan awards would be prorated based on the portion of the period during which the participant was actively employed, and payments would be processed at the end of the three-year performance cycle according to the Company's performance results.

•
Each U.S. Officer who participates in our broad-based, long-term disability program would receive an annual benefit equal to 60% of total cash compensation until the earlier of: (a) age 65; (b) recovery from the disability; or (c) death. The portion of compensation up to $200,000 is fully insured and payable by our insurance company, and the portion of compensation in excess of $200,000 is self-insured and payable by the Company.

Our NEOs would have received the following had they become disabled at the end of fiscal 2017.

	Year-end Annual Cash Incentive (1) ($)	Restricted Stock		Long-Term Compensation Plan (2)		Annual Disability Benefit
Name		Shares	Value at Fiscal Year-end ($)	Shares	Value at Fiscal Year-end ($)	Fully Insured Portion ($)	Self Insured Portion ($)
Tod E. Carpenter	1,453,590	1,933	91,798	45,399	2,155,982	120,000	420,000
Scott J. Robinson	436,723	2,375	112,789	7,049	334,761	120,000	129,600
Thomas R. Scalf	438,825	2,200	104,478	8,094	384,388	120,000	133,290
Jeffrey E. Spethmann	328,944	2,200	104,478	2,695	127,989	120,000	103,650
Amy C. Becker	283,014	1,800	85,482	5,229	248,343	120,000	90,276
______________

(1)	Full annual cash incentive as shown in the Summary Compensation Table.

(2)
This column reflects 2/3 of the award for the cycle that ends July 31, 2018 and 1/3 of the award for the cycle that ends July 31, 2019. Mr. Spethmann is not a participant of the plan cycle that ends on July 31, 2018.

In the event of a qualifying disability, payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be accelerated. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable as a lump sum in the event of the disability of a NEO at the end of fiscal 2017.
Voluntary Termination and Termination for Cause
Our NEOs are not entitled to receive any additional forms of severance payments or benefits upon a voluntary decision to terminate employment or upon a termination by the Company for cause prior to being eligible for retirement.
Payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be paid according to the payment election made by the NEO. The amounts reflected in the Non-Qualified Deferred Compensation Table and the Pension Benefits Table would have been payable according to the Officer’s payment elections in the event of a termination at the end of fiscal 2017.
Potential Payments and Benefits Upon Termination Following or in Connection with a Change in Control
Upon the occurrence of a “change in control,” as generally defined below, whether or not there is a qualifying termination of employment:

•
All outstanding unvested stock options will immediately vest and become exercisable. Refer to the Outstanding Equity Awards at 2017 Fiscal Year-End table for detailed information on unvested stock option awards.

•
All unvested time-based restricted stock will immediately vest and become unrestricted. Refer to the Outstanding Equity Awards at 2017 Fiscal Year-End table for detailed information on unvested restricted stock awards.

•
Outstanding Long-Term Compensation Plan awards will immediately vest and be paid in a lump sum at target achievement level. Refer to the Outstanding Equity Awards at 2017 Fiscal Year-End table for detailed information on outstanding Long-Term Compensation Plan awards.

•	Any unvested benefits under the Salaried Employees’ Pension Plan will immediately vest. As of the end of fiscal 2017, all eligible NEOs were 100% vested in the Salaried Employees’ Pension Plan.
We have also entered into CIC Agreements with each of the NEOs. Generally, a change in control includes the occurrence of any of the following events or circumstances:

•	The acquisition of 25% or more of the combined voting power of the Company’s outstanding shares, other than any acquisition from or by the Company or any Company-sponsored employee benefit plan.

•	Consummation of a merger or other business consolidation of the Company other than a transaction where the Company’s pre-transaction stockholders retain at least 60% ownership of the surviving entity.

•
A change in the Board of Directors composition in which the incumbent directors, meaning those directors who were not elected in a contested fashion, are no longer a majority of the Board. The CIC Agreements specify the circumstances under which a director is deemed to have been elected in a contested fashion.

•
Approval of a plan of liquidation or dissolution or a consummated agreement for the sale of all or substantially all of the Company’s assets to an entity, unless the Company’s pre-transaction stockholders retain at least 60% ownership of the surviving entity.

The CIC Agreements provide that upon a qualifying termination of employment in connection with a change in control (see the Compensation Discussion and Analysis under Change in Control Agreements for more information on a qualifying termination), in addition to the accelerated vesting of equity awards described above, each Officer will receive severance payments equal to:

•
A cash lump sum equal to a multiple of the sum of the Officer’s base salary plus the Officer’s target cash incentive from the Annual Cash Incentive Plan then in effect. The multiple is based on level as follows:

•	Chairman and CEO - three times the sum of base salary and target annual incentive

•	Senior Vice Presidents - two times the sum of base salary and target annual incentive

•	Vice Presidents - one times the sum of base salary and target annual incentive

•	A lump sum of additional pension benefits equal to:

•	The value of the benefit under each pension plan assuming the benefit is fully vested and the Officer had three additional years of benefit accrual; less

•	The value of the vested benefit accrued under each pension plan.

•	36 months of continued medical, dental, vision, life, disability, and accident benefits

•	Outplacement services suitable to the Officer’s position for a period of three years or until the first acceptance of an employment offer, whichever is earlier

•
The Officer’s payments will be reduced to the maximum amount that can be paid without triggering an excise tax liability. This reduction would only occur if the net amount of those payments is greater than the net amount of payments without the reduction.

This table reflects accelerated vesting of equity awards and amounts payable to the NEOs per our CIC agreements had a change in control occurred and there was a qualifying termination of employment effective July 31, 2017:

Name	Cash Severence (1) ($)	Equity (2) ($)	Retirement Program Payments (3) ($)	Benefit Continuation(4) ($)	Outplace- ment (5) ($)	Total ($)
Tod E. Carpenter	5,400,000	7,919,309	366,092	43,632	45,000	13,774,033
Scott J. Robinson	1,372,800	1,690,112	—	37,800	45,000	3,145,712
Thomas R. Scalf	1,350,880	1,544,525	166,582	63,252	45,000	3,170,239
Jeffrey E. Spethmann	1,192,800	959,458	96,611	—	45,000	2,293,869
Amy C. Becker	525,690	1,042,705	117,282	36,252	45,000	1,766,929
______________

(1)	Under the CIC Agreement, this amount is a lump sum equal to:

•	Three times the sum of base salary and the annual incentive at target for Mr. Carpenter

•	Two times the sum of base salary and the annual incentive at target for Mr. Scalf and Mr. Spethmann

•	One times the sum of base salary and the annual incentive at target for Mr. Robinson and Ms. Becker

(2)	This amount represents the accelerated vesting of:

•	Two Long-Term Compensation Plan stock award cycles that are outstanding as of July 31, 2017 and assumes payment at target achievement

•	Unvested time-based restricted stock grant at the closing stock price at the end of the fiscal year

•	The intrinsic value of unvested stock options

(3)	This amount represents the lump sum value of additional pension benefits equal to:

•	The value of the benefit under each pension plan assuming the benefit is fully vested and the Officer had three additional years of benefit accrual; less

•	The value of the vested benefit accrued under each pension plan.

(4)	This amount represents the value of benefit continuation for three years based on our current premium levels.

(5)	This amount is based on the assumption that the NEO would utilize $15,000 per year in outplacement services for the full three years.

Under the CIC Agreement, the payment could be reduced in situations where the Officer would otherwise be subject to the excise tax liability under Section 208G of the Internal Revenue Code. The amounts in the table above do not reflect any reductions that might be made.
With a change in control followed by a termination within 24 months, any payments under the Non-Qualified Deferred Compensation Plans described in the Compensation Discussion and Analysis and the narrative before the Non-Qualified Deferred Compensation Table would become immediately payable to the participant in the form of a lump sum.
With a change in control followed by a termination within 24 months, any payments under the Excess Pension Plan described in the Compensation Discussion and Analysis and the narrative before the Pension Benefits Table would also become immediately payable to the participant in the form of a lump sum. Under the Salaried Employees’ Pension Plan and the Excess Pension Plan, upon a change in control any accrued benefits become immediately vested. As of the end of fiscal 2017, all eligible NEOs were 100% vested under these plans.

INFORMATION REGARDING THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report
The following is the report of the Audit Committee with respect to Donaldson’s audited financial statements presented in its Annual Report on Form 10-K for the fiscal year ended July 31, 2017.
The Audit Committee of the Board of Directors is composed entirely of non-employee directors, all of whom have been determined by the Board to be independent under the rules of the SEC and the NYSE. In addition, the Board has determined that John P. Wiehoff and Andrew Cecere are Audit Committee financial experts, as defined by the rules of the SEC.
The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee assists the Board in carrying out its oversight of the Company’s financial reporting process, audit process, and internal controls. The Audit Committee formally met eight times during the past fiscal year in carrying out its oversight functions. The Audit Committee has the sole authority to appoint, terminate, or replace the Company’s independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee.
The Audit Committee reviewed and discussed the Company’s fiscal 2017 audited financial statements with management, the internal auditor, and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm. Management has represented and PwC has reported in its opinion to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial position of the Company.
As part of its activities, the Audit Committee also:

1.	Discussed with PwC the matters required to be discussed under Auditing Standard No. 16 (Communications with Audit Committees) of the Public Company Accounting Oversight Board;

2.
Received the written disclosures and letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

3.	Discussed with PwC its independence.

Based on the review and discussions with management and PwC, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2017.

Members of the Audit Committee
John P. Wiehoff, Chair	Ajita G. Rajendra
Andrew Cecere	Trudy A. Rautio
Douglas A. Milroy

Independent Registered Public Accounting Firm Fees
The aggregate fees billed to the Company for fiscal 2017 and fiscal 2016 by PwC, the Company’s independent registered public accounting firm, are as follows:

	Fiscal 2017	Fiscal 2016
Audit Fees	$2,674,933	$2,967,600
Audit-Related Fees	158,364	43,200
Tax Fees	355,495	186,000
All Other Fees	1,800	1,800
Total Fees	$3,190,592	$3,198,600

Audit Fees include professional services rendered in connection with the audit of the Company’s financial statements, including the quarterly reviews, statutory audits of certain of the Company’s international subsidiaries, and the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit-Related Fees include accounting advisory fees related to financial accounting matters. Tax fees include tax consulting and tax return preparation. All Other Fees include licensure for an accounting literature research tool.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee may delegate to one or more designated Committee members the authority to grant pre-approvals. This designated member is the Chair of the Audit Committee. Any pre-approval by the Chair must be presented to the full Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm during fiscal 2017 and fiscal 2016, including services related to the Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

ITEM 2: NON-BINDING ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

As required pursuant to Section 14A of the Securities Exchange Act of 1934, at the 2011 Annual Meeting, we provided our stockholders with an advisory vote on the frequency of conducting an advisory vote on the compensation of our NEOs. Consistent with the stockholders’ preference expressed in voting at the 2011 Annual Meeting, our Board of Directors determined that an advisory vote on the compensation of our NEOs will be conducted every three years. Therefore, we are providing our stockholders with an advisory (non-binding) vote on the compensation of our NEOs as discussed in this Proxy Statement in accordance with the rules of the SEC. However, as set forth in Item 3 below, our Board of Directors now recommends holding annual advisory votes on executive compensation. If approved, the next advisory vote on executive compensation would be held at our 2018 Annual Meeting.
As described in detail under Compensation Discussion and Analysis - Executive Compensation Program Principles and Objectives, our objective is to create long-term stockholder value. Our executive compensation program is designed to directly support this objective and ensure that the interests of our officers are properly aligned with our stockholders’ short-term and long-term interests. The key principles of our executive compensation strategy include:

•	Aligning compensation to financial measures that balance both the Company’s annual financial results and long-term growth

•	Providing significant portions of total compensation in variable performance-based programs to focus the attention of our Officers on driving and increasing stockholder value

•	Setting target total direct compensation based on established proxy peer group (as recommended by an independent compensation consultant) and published market survey data

•	Establishing high stock ownership requirements for our Officers

•
Providing competitive pay, which enables us to attract, retain, reward, and motivate top leadership talent by generally setting compensation elements around the median of the peer group data and size-adjusted general industry survey data.

Please read the Compensation Discussion and Analysis for additional details about the Company’s executive compensation programs, including information about the compensation of our NEOs for fiscal 2017.
We are presenting the following proposal, which gives stockholders the opportunity to support or not support our executive compensation program for our NEOs by voting for or against the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in Donaldson Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and other related narrative disclosures.”
This advisory vote on executive compensation is not binding on the Company, our Human Resources Committee, or our Board of Directors. However, our Human Resources Committee and our Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.
Board Recommendation
The Board of Directors recommends you vote FOR adoption of the resolution approving the compensation of our Named Executive Officers described in this Proxy Statement.

ITEM 3: NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, at least once every six years we are required to provide our stockholders with an advisory (non-binding) vote on the frequency with which we will submit to our stockholders advisory votes on executive compensation. We first held this vote at our 2011 Annual Meeting, where our stockholders voted to conduct advisory votes on executive compensation every three years. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two, or three years. In addition, stockholders may abstain from voting on this proposal.
After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company. The Board of Directors believes that submitting future advisory votes on executive compensation every year is appropriate because an annual advisory vote will provide our Human Resources Committee and our Board of Directors with the best opportunity to take stockholder sentiment into consideration when making decisions with respect to executive compensation.
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, or three years or you may abstain from voting. This advisory vote is not binding on the Company or our Board of Directors. However, our Board of Directors will take into account the result of the vote when determining the frequency of future advisory votes on executive compensation.
Board Recommendation
The Board of Directors recommends you vote for the option of every 1 YEAR as the frequency with which stockholders are provided an advisory vote on the compensation of our Named Executive Officers.
ITEM 4: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending July 31, 2018. PwC has audited the books and accounts of the Company since 2002. While the Company is not required to do so, it is submitting the selection of PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2018 for ratification in order to ascertain the views of the Company’s stockholders on this appointment. Whether or not the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of PwC are expected to be present at the virtual meeting and will have the opportunity to make a statement and to respond to appropriate questions. In the event this appointment is not ratified, the Audit Committee will reconsider its selection.
Board Recommendation
The Audit Committee of the Board of Directors recommends that stockholders vote FOR ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2018.

By Order of the Board of Directors

Amy C. Becker
Secretary
October 3, 2017

Donaldson Company, Inc.
Annual Meeting of Stockholders
Friday, November 17, 2017, at 1:00 p.m.
Virtual meeting held online through
www.virtualshareholdermeeting.com/DCI2017

DONALDSON COMPANY, INC.
ATTN: AMY BECKER
P.O. BOX 1299
MINNEAPOLIS, MN 55440-1299

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DCI2017**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E32655-P96773-Z70786

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

DONALDSON COMPANY, INC.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01) Tod E. Carpenter
02) Pilar Cruz
03) Ajita G. Rajendra

The Board of Directors recommends you vote 1 YEAR on the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

CONSOLIDATED ID TEMPLATE V1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Shareholder Letter and Form 10-K are available at www.proxyvote.com.

E32656-P96773-Z70786

DONALDSON COMPANY, INC.
Annual Meeting of Stockholders
November 17, 2017 1:00 PM
This proxy is solicited by the Board of Directors

The undersigned appoints TOD E. CARPENTER, AMY C. BECKER AND MELISSA A. OSLAND, and each of them as proxies, each with the power to appoint a substitute, to represent and to vote, as designated on the reverse side, all shares of Common stock of DONALDSON COMPANY, INC. that the stockholder is entitled to vote at the 2017 Annual Meeting of Stockholders at www.virtualshareholdermeeting.com/DCI2017, at 1:00 PM, Local Time, on Friday, November 17, 2017, and any adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSAL 2, 1 YEAR FOR PROPOSAL 3 AND FOR PROPOSAL 4.

Continued and to be signed on reverse side